The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where such offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-113698
SUBJECT TO COMPLETION, DATED DECEMBER 30, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 13, 2004)

$120,000,000

Moog Inc.

       % Senior Subordinated Notes due 2015

The Company:

•	We are a leading worldwide designer and manufacturer of high performance, precision motion and fluid controls and control systems for a broad range of applications in the aerospace, defense and industrial markets.

The Offering:

•	Use of Proceeds: We will use the net proceeds from this offering to repay outstanding indebtedness under our bank credit facility.

The Senior Subordinated Notes:

•	Maturity: The notes will mature on , 2015.

•	Interest Payments: The notes will pay interest semi-annually in cash in arrears on and of each year, starting on , 2005.

•	Ranking: The notes will be our general unsecured senior subordinated obligations and will be subordinated to all of Moog Inc.’s existing and future senior debt. In addition, the notes will be effectively subordinated to the liabilities of our subsidiaries.

•	Optional Redemption: The notes will be redeemable, in whole or in part, on or after , 2010 at the redemption prices specified under “Description of Notes — Optional Redemption.” At any time before , 2010, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued and unpaid interest to the redemption date. In addition, we may redeem up to 35% of the notes before , 2008 with the net cash proceeds from certain equity offerings.

This investment involves risks. See “Risk Factors” beginning on page S-11.

	Per Note	Total

Offering price	%	$

Discounts and commissions to the underwriter	%	$

Offering proceeds to Moog Inc., before expenses	%	$

      The initial offering price set forth above does not include accrued interest, if any, from January      , 2005.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      Banc of America Securities LLC expects to deliver the notes to purchasers on or about January      , 2005.

Banc of America Securities LLC

January     , 2005.

     [On the inside front cover of the preliminary prospectus supplement appears an illustration of Boeing’s 7E7 Dreamliner aircraft which depicts the control system components developed and manufactured by Moog for the 7E7, and the quantity and location of each component on the 7E7].

     We have not, and the underwriter has not, authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus as if we or the underwriter had authorized it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      In this prospectus supplement, unless otherwise noted or the context otherwise requires, the terms “Moog,” “we,” “our” and “us” refer to Moog Inc. and its direct and indirect subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the “Commission,” under the Securities Act of 1933, or the “Securities Act.” Any statement contained in this prospectus supplement or the accompanying prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed. We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934, or the “Exchange Act.” You may read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. Our Class A and Class B common stock are listed and traded on the New York Stock Exchange under the trading symbols “MOG.A” and “MOG.B” respectively. You also may inspect and copy our reports, proxy statements and other information filed with the Commission at the New York Stock Exchange, 20 Broad Street, New York, New York.

      The SEC allows us to “incorporate by reference” in this prospectus supplement the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement.

      We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we, or our agents, complete the offering of the securities that may be offered by this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended September 25, 2004; and

•	Our definitive 2004 Proxy Statement on Schedule 14A.

      You may request a copy of these documents, at no cost to you, by writing or telephoning us at the following address:

Moog Inc.

Seneca St. at Jamison Rd.
Corporate Offices
East Aurora, NY 14052
Attention: Investor Relations
(716) 652-2000

      Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are included throughout this prospectus supplement and the accompanying prospectus, including in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Moog Inc.” These forward-looking statements are not historical facts, but only predictions and generally can be identified by the use of statements that include terms such as “believe,” “expect,” “anticipate,” “estimate,” “could,” “plan,” “intend,” “may,” “project,” “predict,” “will” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” as well as to other factors in this prospectus supplement and the accompanying prospectus. The forward-looking statements included in this prospectus supplement and the accompanying prospectus are made only as of their respective dates, and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. Actual results and trends in the future may differ materially depending on a variety of important factors.

      These important factors include the following:

•	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products and industrial capital goods;

•	our dependence on government contracts, which may not be fully funded or may be terminated;

•	our significant indebtedness, which could limit our cash flow for operations and flexibility;

•	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;

•	the potential for cost overruns on fixed-price contracts and the risk that actual results may differ from estimates used, including those used in long-term accounting;

•	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;

•	the potential that the demand for our products may be reduced if we are unable to adapt to technological change;

•	the possibility that our new products and research and development efforts may not be successful, which would result in a reduction in our sales and profits;

•	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;

•	intense competition in our business which may require us to lower prices or offer more favorable terms of sale;

•	higher pension costs and increased cash funding requirements, which could occur in future years if future actual plan results differ from assumptions used for our defined benefit plans, including returns on plan assets and discount rates;

•	a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements;

•	our ability to successfully identify and consummate acquisitions and integrate the acquired businesses;

•	our dependence on our management team and key personnel;

•	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;

•	our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;

•	the possibility that government regulation could limit our ability to sell our products outside the United States;

•	the possibility of a catastrophic loss of one or more of our manufacturing facilities;

•	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;

•	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations; and

•	the cost of compliance with environmental laws.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document, including the risk factors and financial data and related notes, before making an investment decision.

Our Company

Overview

      We are a leading worldwide designer and manufacturer of high performance, precision motion and fluid controls and control systems for a broad range of applications in the aerospace, defense and industrial markets. Our products and systems include military and commercial aircraft flight controls, satellite positioning controls, controls for steering tactical and strategic missiles, thrust vector controls for space launch vehicles and controls for positioning gun barrels and automatic ammunition loading for military combat vehicles. Our products are also used in a wide variety of industrial applications, including injection molding machines for the plastics markets, metal forming, power generating turbines, simulators used to train pilots and certain medical applications. In fiscal 2004, our sales were $938.9 million, our net cash provided by operating activities was $128.1 million, our net earnings were $57.3 million and our EBITDA was $130.1 million. See the reconciliation of EBITDA to net cash provided by operating activities and the related statements regarding EBITDA appearing at footnote 1 starting on page S-9.

      Our customers fall into three groups: original equipment manufacturers, or OEMs, that are customers of our aerospace and defense markets; OEM customers of our industrial business; and aftermarket customers in all of our markets. Aerospace and defense OEM customers collectively represented 46% of our fiscal 2004 sales. Many of our relationships with aerospace and defense OEM customers are based on long-term agreements due to the length of the development or production programs. Our OEM sales of industrial controls, which represented 32% of our fiscal 2004 sales, were to a wide variety of global customers and were generally based on lead times of 90 days or less. We also provide aftermarket support, consisting of spares, replacement parts and repair and overhaul services, for all of our product applications. Our major aftermarket customers are the U.S. Government and the commercial airlines. In fiscal 2004, aftermarket sales accounted for 22% of total sales. Sales arising from U.S. Government prime or subcontracts, including military sales to Boeing and Lockheed Martin, were approximately 38% of our fiscal 2004 sales.

      We have four reportable segments: (1) Aircraft Controls, (2) Space and Defense Controls, (3) Industrial Controls, and (4) Components.

Our Aircraft Controls Segment ($411.9 million, or 44%, of 2004 Sales)

      Within Aircraft Controls, we design, manufacture and integrate primary and secondary flight controls for military and commercial aircraft, and provide aftermarket support. Our systems are used in large commercial transports, supersonic fighters, multi-role military aircraft, business jets and rotorcraft.

      We are well positioned on both development and production programs. Typically, development programs require concentrated periods of research and development by our engineering teams and involve design, development, testing and integration. We are currently working on several large development programs, including the F-35 Joint Strike Fighter, the Boeing 7E7 Dreamliner and the Airbus A400M multi-role transport. Design work on the F-35 peaked this year and will trend down during the integration and test phase prior to production. The 7E7 and the A400M programs began design and development in 2004. This work will escalate in 2005 and continue for several years. Production programs are generally long-term manufacturing efforts that extend for as long as the aircraft builder receives new orders. Our large military production programs include the F/ A-18 E/ F Super Hornet and the V-22 Osprey tiltrotor. Our large commercial production programs include the full line of Boeing 7-series aircraft.

Our Space and Defense Controls Segment ($115.8 million, or 12%, of 2004 Sales)

      Our Space and Defense Controls segment provides controls for satellites, launch vehicles, tactical and strategic missiles, and other defense applications. For commercial and military satellites, we design and manufacture steering and propulsion controls and controls for positioning antennae and deploying solar panels. The Atlas Centaur, Delta IV and Ariane 5 launch vehicle programs and the Space Shuttle use our steering and propulsion controls. We supplied our couplings, valves and actuators for the International Space Station. We design and build steering and propulsion controls for tactical and strategic missile programs, including the VT-1, Hellfire and TOW. In 2004, we began developing fin controls for the newly funded Joint Common Missile program. We supply valves on the final stage kill vehicle used in the U.S. National Missile Defense development initiative. We design and manufacture systems to position gun barrels and automatically load ammunition on military vehicles for a variety of international customers, including Krauss-Maffei Wegmann GmbH & Co. KG and Land Systems Hägglunds AB.

Our Industrial Controls Segment ($281.6 million, or 30%, of 2004 Sales)

      Industrial Controls is our most diverse segment, serving a global customer base across varied markets. Six major markets — plastics, power generating turbines, metal forming, heavy industry, material test and simulation — generate over half of our total sales in this segment. For the plastics market, we design, manufacture and integrate systems for all axes of injection and blow molding machines, using leading edge technology, both hydraulic and electric. In the power generation market, we design, manufacture and integrate complete control assemblies for fuel, steam and variable geometry turbine control applications, including wind turbines. Metal forming customers use our designed and manufactured systems to provide precise control of position, velocity, force, pressure, acceleration and other critical parameters. Heavy industry uses our high precision electrical and hydraulic servovalves for steel and aluminum mill equipment. For the material test markets, we supply controls for automotive testing, structural testing and fatigue testing. Our hydraulic and electromechanical motion simulation bases are used for the flight simulation and training markets. Other markets include material handling, auto racing, carpet tufting, paper mills and lumber mills.

Our Components Segment ($129.6 million, or 14%, of 2004 Sales)

      Components is our newest segment, which was formed at the beginning of fiscal 2004 as a result of our acquisition of the Poly-Scientific division of Litton Systems, Inc., a subsidiary of Northrop Grumman Corporation. Many of the same markets that drive sales in our other segments, including aerospace, defense controls and industrial applications, affect the Components segment. In addition, Components serves certain medical equipment markets.

      This segment’s three largest product categories, slip rings, fiber optic rotary joints and motors, serve broad markets. Slip rings and fiber optic rotary joints use sliding contacts and optical technology to allow unimpeded rotation while delivering power and data across a rotating interface. They come in a range of sizes that allow them to be used in many applications, including diagnostic imaging, particularly CT scan medical equipment featuring high-speed data communications, de-icing and data transfer for rotorcraft, forward-looking infrared camera installations, radar pedestals, material handling equipment, surveillance cameras, packaging and robotics. Our motors are used in an equally broad range of markets, many of which are the same as for slip rings. For the medical pump and blower market, and particularly sleep apnea equipment, Components designs and manufactures a series of miniature brushless motors that provide extremely low noise and reliable long life operation. Industrial markets use our motors for material handling, fuel cells and electric pumps. Military applications use Components’ motors for gimbals, missiles and radar pedestals. Components’ other product lines include electromechanical actuators for military, aerospace and commercial applications, fiber optic modems that provide electrical-to-optical conversion of communication and data signals, avionic instrumentation, optical switches and resolvers.

Our Industry

      We operate within the aerospace and defense and industrial products industries. Our Aircraft Controls and Space and Defense Controls segments are both affected by market conditions within the aerospace and defense industries, including program funding levels, while our Industrial Controls segment is affected by economic conditions and general market trends. Operations in our Components segment reflect both of these industries.

Aerospace and Defense

      The military aircraft market is dependent on military spending for development and production programs. Military spending is expected to remain strong over the next few years. Production programs are typically long-term in nature, offering greater predictability as to capacity needs and future revenues. We maintain positions on numerous high priority programs, including the F/A-18 E/F, F-35 and V-22, although these and other government programs can be reduced, delayed or terminated. The large installed base of our products leads to attractive aftermarket sales and service opportunities. Aftermarket revenues are expected to continue to grow, due to a number of scheduled military retrofit programs and increased flight hours resulting from increased military commitments.

      The commercial OEM market has historically exhibited cyclical swings and sensitivity to economic conditions, while the aftermarket, which is driven by usage of the existing aircraft fleet, has proven to be more stable. Higher aircraft utilization rates result in the need for increased maintenance and spare parts and improve aftermarket sales. Boeing and Airbus both plan to increase production over the next few years since air traffic growth has returned to historical average rates. Over the last four years, annual orders have been below the long-term delivery average.

      The military and government space market is primarily dependent on the authorized levels of funding for satellite communications needs. We believe that government spending on military satellites will rise as the military’s need for improved intelligence gathering increases. The commercial space market comprises large satellite customers, traditionally telecommunications companies. Trends for this market, as well as for commercial launch vehicles, follow the satellite replacement cycle of 7-10 years and the telecommunications companies’ need for increased capacity. Recent overcapacity has reduced orders in that market, but orders are expected to increase as the sector moves further along in the replacement cycle.

      The tactical missile, missile defense and defense controls markets are dependent on many of the same market conditions as military aircraft, including overall military spending and program funding levels.

Industrial

      The industrial markets we serve are influenced by several factors, including capital investment, product innovation, economic growth, cost-reduction efforts and technology upgrades. However, due to the high degree of sophistication of our products and the niche markets we serve, we believe we may be less susceptible to overall macro-industrial trends. Catalysts for growth include automotive manufacturers that are upgrading their metal forming, injection molding and material test capabilities, steel manufacturers that are seeking to reduce energy costs, injection molding machine manufacturers that need exacting precision in the production of CDs and DVDs, and advancements in medical technology.

Our Business Strengths

      Since our founding in 1951, we have concentrated on providing our customers with products designed and manufactured to the highest quality standards. In achieving a leadership position in the high performance, precision controls markets, we have capitalized on our strengths, which include:

      Market, customer, product and geographic diversity. We have focused on building our business based on a balanced portfolio of OEM and aftermarket customers. Our aerospace and defense OEM customers represented 46% of our fiscal 2004 sales, while industrial OEM customers accounted for 32% and aftermarket customers for all markets were 22% of fiscal 2004 sales. The breadth of our technological product offering, ranging from electrohydraulic to electromechanical to electric controls, allows each of our four segments to reach numerous markets. Our network of well established subsidiaries in the Americas, Europe and Asia allows us to effectively address our customers’ needs, wherever they may be located, by capitalizing on our manufacturing centers of excellence in combination with our local applications engineering and assembly capabilities.

      Superior technical competence and customer intimacy breed market leadership. Our innovative approach to working closely with our customers to solve their controls problems has been a very successful strategy for us. We attract and retain some of the best and brightest engineers who have solved some of the most difficult motion control problems. For example, we designed and supplied the flight controls for the B-2 stealth bomber. We also designed and continue to supply the flight controls on the V-22. By solving our customers’ complex design and development challenges, we obtain substantial follow-on production and aftermarket business. As a result, we believe we are a leader in many of the markets we serve, including aircraft flight and engine controls, space and defense steering and fuel controls and hydraulic industrial controls.

      Our well established international presence allows us to serve customers and markets worldwide. Our first international subsidiary was established in the 1960s, and we now have 22 wholly owned foreign subsidiaries located throughout Europe, Asia and South America. We entered mainland China in 1997, and our Chinese operations currently show significant promise for rapid sales growth. Our reputation for superior quality performance has helped to expand our marketing reach in demanding global controls markets. In fiscal 2004, 23% of our sales came from our European operations, 8% from our Asian operations, and the balance were generated from the Americas, predominantly in the United States. Our principal manufacturing operations are located in the United States, Germany, England, Italy, Japan, Ireland, Luxembourg, India and the Philippines. We have high-quality, low-cost manufacturing operations in talent-rich regions of the Philippines, which we originally established in 1985, and India, which we originally established in 1991.

      Proven ability to successfully integrate acquisitions. Since 1993, we have added over $400 million of sales to our revenue base as a result of acquisitions. Over the same period our organic growth generated in excess of $200 million of additional sales. Our success in integrating these acquired businesses into our existing operations and gaining the benefit of available synergies is evidenced by our sales growth and earnings per share growth since 1993.

      Conservative capital structure complements solid financial performance. Net earnings in fiscal 2004 of $57.3 million, or 6.1% of fiscal 2004 sales of $938.9 million, were a record performance for our company. In fiscal 2000, only four years ago, our net earnings were $25.4 million, or 3.9% of sales of $644.0 million. Over this four-year period, we completed a number of acquisitions to supplement our growth in each of our major markets, partly financed by the successful sale of additional shares of our Class A common stock. Our shareholders’ equity has increased to $471.7 million as of September 25, 2004 from $222.6 million as of September 30, 2000. We have generated strong consolidated cash flows, including cash flows related to acquisitions. Our ratios of total debt to net cash provided by operating activities and to EBITDA have improved to 2.4 and 2.4 in fiscal 2004, respectively, from 8.2 and 3.6 in fiscal 2000, respectively. Our ratios of net cash provided by operating activities and EBITDA to interest expense were 11.6 and 11.7 in fiscal 2004, respectively, compared to 1.4 and 3.1 in fiscal 2000, respectively. See the reconciliation of EBITDA to net cash provided by operating activities and the related statements regarding EBITDA appearing at footnote 1 starting on page S-9.

Our Business Strategy

      We intend to increase our revenue base and improve our profitability and cash flows from operations by building on our market leadership positions and by strengthening our niche market positions in the principal markets that we serve. We also expect to maintain a balanced, diversified portfolio in terms of markets served, product applications, customer base and geographic presence. Our strategy to achieve our objective includes:

      Maintain our technological excellence by building upon our systems integration capabilities while solving our customers’ most demanding technical problems. We believe our recent successes in being selected to supply control systems on a number of significant programs, including the F-35, 7E7, A400M and the Joint Common Missile, demonstrate our commitment to remain on the leading edge of technological advancements. By taking advantage of our strong market share, particularly in the high-end precision control markets, we are building our credentials as an innovative, capable and reliable systems integrator and subsystems supplier. Consistent with our historical commitment to maintaining technological superiority, demonstrated by our work on significant development programs such as the F-15 Eagle, the Space Shuttle, the Boeing 767 and the V-22, our recent program successes for the newer design and development initiatives serve to further broaden our technological capabilities and strengthen our market leadership position.

      Grow our profitable aftermarket business. We aggressively market spares, replacement parts and repair services directly to our aerospace and industrial customers through our extensive network of U.S. operations and international subsidiaries. Our aftermarket business generally is more profitable than our OEM business, and it survives OEM production activity by many years. To this end, we have established a marketing organization to be responsive to the critical needs of our aftermarket customers.

      Enter and develop new markets. We expect to expand our capabilities into new, growing markets by focusing on markets that are compatible with our precision controls competence. Some recent examples of our entry into newer markets include electric and fiber optic controls for certain medical equipment applications and electromechanical controls for the training simulation market. Our broad expertise as a designer and supplier of precision controls allows us to consider entering new markets, generally at the high end of the performance spectrum.

      Take advantage of our global capabilities. Our global network of 22 well established subsidiaries outside the U.S., in combination with our strong base in the U.S., provides us with unique opportunities to reach into the global markets we serve. For example, our aerospace OEM activity is concentrated in the U.S. and Europe, while our aerospace aftermarket business is global in nature. Although, the nucleus of our industrial business is in Europe, its markets are also global in nature. Our operating philosophy of identifying centers of excellence for design, manufacture and aftermarket servicing results in our subsidiaries concentrating on what they do best. Certain of our subsidiaries are staffed principally by sales and applications engineers who then tap the resources elsewhere in our network of companies as needed. With our objective of providing increasing value to our customers, we are able to take advantage of the synergies that result from sharing resources and capabilities among our operating units.

      Strive for continuing cost improvements. We will continue to pursue cost and cycle time reductions using lean initiatives to improve efficiency and maximize value to our customers. Because of our well established low-cost manufacturing centers in the Philippines and India, we are able to identify long-term production programs where we can best capitalize on these important company resources.

      Capitalize on strategic acquisition opportunities. We intend to enhance our existing product offerings through continued investment of our own resources in independent research and development activities, teaming with our customers in development initiatives, and selective, strategic acquisitions. For example, in fiscal 2004, we acquired the Poly-Scientific division of Litton Systems, Inc., a subsidiary of Northrop Grumman Corporation, which now operates as our Components segment.

      We were incorporated in New York in 1951. Our principal executive offices are located at Seneca St. at Jamison Road, East Aurora, New York 14052, and our telephone number is (716) 652-2000. Our internet address is www.moog.com. Our internet site is not incorporated into this prospectus supplement.

The Offering

      The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Moog Inc.

Securities	$120 million in principal amount of senior subordinated notes.

Maturity	, 2015.

Interest	Annual rate: %. Payment frequency: every six months on and .

First payment: , 2005.

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $117 million. We intend to use these net proceeds to repay outstanding indebtedness under our bank credit facility. See “Use of Proceeds.”

Ranking	The notes will be unsecured senior subordinated obligations of Moog Inc. Accordingly, they will rank:

• behind all existing and future senior debt of Moog Inc., including indebtedness under our bank credit facility;

• effectively behind any existing and future debt and other liabilities of our subsidiaries;

• equally with all future unsecured senior subordinated debt of Moog Inc.; and

• ahead of all future debt of Moog Inc. that expressly provides that it is subordinated to the notes.

Assuming the offering of the notes had been completed as of September 25, 2004 and that the net proceeds thereof had been applied as described above, Moog Inc. would have had $298.8 million of debt outstanding, $178.8 million of which would have been senior debt. In addition, our subsidiaries would have had $15.5 million of debt, not including trade payables.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after , 2010, at the redemption prices described in the section “Description of Notes — Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest. At any time before , 2010, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium described in the section “Description of Notes — Optional Redemption” in this prospectus supplement, together with accrued and unpaid interest to the redemption date.

In addition, before , 2008, we may redeem up to 35% of the aggregate principal amount of the notes, at the redemption price described in the section “Description of Notes — Optional Redemption” in this prospectus supplement, with the net proceeds of certain equity offerings. However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after such redemption. See “Description of Notes — Optional Redemption” in this prospectus supplement.

Change of Control	If we experience specific kinds of changes in control, we must offer to purchase the notes at 101% of their face amount, plus accrued interest.

Certain Covenants	The covenants contained in the indenture governing the notes will, among other things, limit our ability, and the ability of our restricted subsidiaries, to:

• borrow money or sell preferred stock;

• create liens;

• pay dividends on or redeem or repurchase stock or make certain payments;

• make certain types of investments;

• sell stock in our restricted subsidiaries;

• restrict dividends or other payments from subsidiaries to us;

• enter into transactions with affiliates;

• guarantee debt; and

• sell certain assets or merge with or into other companies.

These covenants contain important exceptions, limitations and qualifications that are described under “Description of Notes” in this prospectus supplement.

Risk Factors

      An investment in the notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the notes. Please read the section captioned “Risk Factors” beginning on page S-11 of this prospectus supplement.

Summary Financial Data

      The following table summarizes our financial information. The summary historical financial information data for the five-year period ended September 25, 2004 has been derived from our audited financial statements. The financial statement data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended September 25, 2004, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Our fiscal year ends on the last Saturday of each September.

	Fiscal Year

	2000	2001	2002	2003	2004

	(dollars in thousands)
Statement of Operations Data:
Net sales	$644,006	$704,378	$718,962	$755,490	$938,852
Cost of sales	448,702	493,235	488,377	520,304	652,447

Gross profit	195,304	211,143	230,585	235,186	286,405
Research and development	21,981	26,461	33,035	30,497	29,729
Selling, general and administrative	101,990	110,679	117,284	128,365	161,377
Interest	33,271	32,054	26,242	17,122	11,080
Other	(553)	(64)	1,034	953	750

Earnings before income taxes	38,615	42,013	52,990	58,249	83,469
Income taxes	13,215	14,075	15,391	15,554	26,182

Net earnings	$25,400	$27,938	$37,599	$42,695	$57,287

Balance Sheet Data:
Cash and cash equivalents	$13,827	$14,273	$15,952	$77,491	$56,701
Working capital	247,625	257,379	276,097	340,776	321,805
Total assets	791,705	856,541	885,547	991,580	1,124,928
Total debt	366,289	373,329	316,463	256,660	311,289
Shareholders’ equity	222,554	235,828	300,006	424,148	471,656
Other data:
Net cash provided by operating activities	$44,941	$53,259	$58,805	$76,574	$128,109
Net cash used in investing activities	(26,070)	(54,233)	(32,966)	(27,652)	(181,019)
Net cash provided (used) by financing activities	(13,834)	2,232	(24,690)	11,442	30,310
Depreciation and amortization	30,443	31,693	25,597	29,535	35,508
Capital expenditures	23,961	26,955	27,280	28,139	34,297
Backlog	345,333	364,331	364,574	367,983	449,896
EBITDA(1)	102,329	105,760	104,829	104,906	130,057
Pro Forma Financial Data(2):
Total debt					$314,289
Ratio of total debt to EBITDA					2.4	x
Ratio of EBITDA to interest expense					8.3	x

(1)	We define EBITDA as net earnings before income taxes, interest and depreciation and amortization. We believe EBITDA is a useful supplement to net cash provided by operating activities in understanding cash flows generated from operations that are available for debt service costs, income taxes and other working capital needs, in addition to cash available for capital expenditures and other investing activities. EBITDA does not represent net cash provided by operating activities as defined by generally accepted accounting principles and is not a measure of liquidity under generally accepted accounting principles. Accordingly, EBITDA should not be construed as an alternative to net cash provided by operating activities or other measures as determined in accordance with generally accepted accounting principles as a measure of our liquidity. Our definition of EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures of other companies.

     Set forth below is the calculation of EBITDA and the reconciliation of EBITDA to net cash provided by operating activities:

	Fiscal Year

	2000	2001	2002	2003	2004

	(dollars in thousands)
Net earnings	$25,400	$27,938	$37,599	$42,695	$57,287
Income taxes	13,215	14,075	15,391	15,554	26,182
Interest	33,271	32,054	26,242	17,122	11,080
Depreciation and amortization	30,443	31,693	25,597	29,535	35,508

EBITDA	$102,329	$105,760	$104,829	$104,906	$130,057

Interest	(33,271)	(32,054)	(26,242)	(17,122)	(11,080)
Income taxes	(13,215)	(14,075)	(15,391)	(15,554)	(26,182)
Provisions for non-cash losses on contracts, inventory and receivables	13,867	14,659	21,083	26,107	26,967
Deferred income taxes	3,934	100	3,590	15,515	571
Changes in assets and liabilities providing (using) cash, excluding the effects of acquisitions	(28,981)	(22,511)	(30,129)	(37,834)	6,467
Other	278	1,380	1,065	556	1,309

Net cash provided by operating activities	$44,941	$53,259	$58,805	$76,574	$128,109

(2)	Gives effect to this offering and the application of the net proceeds therefrom as though the transaction had occurred as of September 28, 2003.

Ratio of Earnings to Fixed Charges

      The ratio of earnings to fixed charges presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended September 25, 2004, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. In calculating the ratio of earnings to fixed charges, “earnings” consist of pre-tax income from continuing operations before fixed charges. “Fixed charges” consist of interest on all indebtedness plus amortization of capitalized expenses related to debt and an interest factor attributable to rentals.

	Fiscal Year

	2000	2001	2002	2003	2004

Ratio of Earnings to Fixed Charges	2.0	2.1	2.7	3.6	6.0

      On a pro forma basis, giving effect to this offering and the application of the net proceeds therefrom as though the transaction had occurred as of September 28, 2003, the fiscal 2004 ratio of earnings to fixed charges would be 4.7.

RISK FACTORS

      You should carefully consider the following risks and all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in the notes.

Risk Related to this Offering

Our significant indebtedness could limit our cash flow available for operations and our flexibility.

      We have incurred substantial debt to finance our growth. As of September 25, 2004, after giving effect to this offering and the application of the net proceeds therefrom, we would have had total debt of $314.3 million, and our ratio of total debt to total capitalization would have been approximately 40%.

      The degree to which we are leveraged could have important consequences to holders of the notes, including the following:

•	we will have greater difficulty satisfying our obligations with respect to the notes, including repurchase obligations under the notes;

•	we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the funds available for our operations;

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired;

•	our flexibility in planning for, or reacting to, changes in the markets in which we compete may be limited;

•	a portion of our current debt is at variable rates of interest, which makes us vulnerable to increases in interest rates; for example, interest expense for fiscal 2004 would increase $1.2 million for every percentage point increase in interest rates based on average variable rate debt outstanding during fiscal 2004;

•	we are at a competitive disadvantage relative to our competitors with less indebtedness; and

•	we are rendered more vulnerable to general adverse economic and industry conditions.

The rights of the holders of the notes to receive payments will be unsecured and subordinated to the rights of the holders of our senior debt.

      The notes we are offering will be junior to all existing and future senior debt of Moog Inc. If we default in the payment of principal or interest with respect to any senior debt, the holders of the notes will not receive any amounts owing on the notes unless and until we have cured the default or our senior lenders have waived it. In addition, no payments in respect of the notes may be made during certain periods when an event of default under certain of our senior debt permits the senior debt lenders to accelerate the maturity of that senior debt.

      In the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding our assets, whether voluntary or involuntary, the holders of our senior debt will be entitled to receive payment before we can make any payment with respect to the notes. If any of these events occurs, we cannot assure you that we will have sufficient assets to pay amounts due under all of our debt obligations. As a result, the holders of the notes may receive less, ratably, than the holders of senior debt and other creditors, or recover nothing, if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

      As of September 25, 2004, after giving effect to this offering and the application of net proceeds therefrom, our senior debt (including subsidiaries) would have been $194.3 million.

The notes are unsecured obligations of Moog Inc. A substantial portion of our operations is conducted through our direct and indirect subsidiaries, and the claims of creditors of our subsidiaries are effectively senior to claims of holders of the notes.

      The notes are unsecured obligations exclusively of Moog Inc. and will rank equally in right of payment with all other existing and future unsecured, unsubordinated obligations of Moog Inc. The notes are not secured by any of our assets. Any claims of secured lenders (including under our bank credit facility) with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to these assets.

      A substantial portion of our operations is conducted through our subsidiaries. As a result, our ability to service our debts, including our obligations under the notes, and other obligations is dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Restrictive covenants in the indenture governing the notes and under our bank credit facility may reduce our operating and financial flexibility.

      The terms of the indenture governing the notes will contain a number of operating and financial covenants that will restrict our ability to, among other things:

•	borrow money or sell preferred stock;

•	create liens;

•	pay dividends on or redeem or repurchase stock or make certain payments;

•	make certain types of investments;

•	sell stock in our restricted subsidiaries;

•	restrict dividends or other payments from subsidiaries to us;

•	enter into transactions with affiliates;

•	guarantee debt; and

•	sell certain assets or merge with or into other companies.

      Our ability to comply with covenants contained in the indenture may be affected by events beyond our control, including economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could require us to repay the notes prior their maturity, which we may be unable to do. Even if we are able to comply with all the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

      In addition, our bank credit facility requires us to maintain compliance with certain covenants, including covenants regarding minimum consolidated net worth, limits on capital expenditures, a minimum interest coverage ratio, and a maximum leverage ratio. Our ability to comply with these covenants may be affected by events beyond our control. Our inability to comply with the required financial ratios or limits could result in a default under our bank credit facility. In the event of any such default, the lenders under the bank credit facility could elect to:

•	declare all outstanding debt, accrued interest and fees to be due and immediately payable;

•	require us to apply all of our available cash to repay our outstanding senior debt; and

•	prevent us from making debt service payments on our other debt, including the notes.

      If we are unable to repay any of these borrowings when due, the lenders under our bank credit facility could foreclose on our assets pledged to them as security. If the indebtedness under our bank credit facility were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.

Our financial failure may hinder the receipt of payment on the notes.

      An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we become debtors subject to insolvency proceedings under the bankruptcy code, the proceedings are likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations on collectibility of unmatured interest or attorneys’ fees and forced restructuring of the notes.

Our ability to generate cash to service our indebtedness or to refinance our indebtedness at maturity depends on many factors beyond our control.

      Our ability to make payments on our indebtedness, including the notes, will depend on our ability to generate cash flow in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our bank credit facility in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund other liquidity needs.

      In addition, our bank credit facility matures in 2008. We may not be able to refinance or obtain sufficient funds to enable us to repay our bank indebtedness on commercially reasonable terms or at all.

We may not be able to finance a change of control offer as required by the indenture because we may not have sufficient funds at the time of the change of control or our bank credit facility may not allow the repurchases.

      If we were to experience a change of control as described under the heading “Description of Notes — Repurchase at Option of Holders — Change of Control,” we would be required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of notes, and restrictions in our existing or any future bank credit facility may not allow such repurchases.

      In addition, under our bank credit facility, a change of control may result in an event of default. Any future credit agreement or other agreements relating to our senior indebtedness to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control would constitute an event of default under the indenture. The defaults would, in turn, constitute an event of default under our bank credit facility and may constitute an event of default under future senior indebtedness. Any default by us may cause the related debt to be accelerated after any applicable notice or grace periods. If our debt is accelerated, we may not have sufficient funds to repurchase the notes and repay the debt.

We may be able to incur substantially more debt, which could increase the risks described above.

      The terms of our bank credit facility and the indenture governing the notes will not fully prohibit us from incurring additional debt. As of September 25, 2004, after giving effect to this offering and the application of the net proceeds therefrom, we would have had $179.0 million available for additional borrowings under our bank credit facility. As a result, we may be able to incur substantial additional debt in the future. Our restricted subsidiaries will also not be fully prohibited from incurring additional debt, and any indebtedness they incur will rank effectively senior to the notes. If we or our subsidiaries incur more debt, the risks described above could intensify.

You may be unable to sell your notes if a trading market for the notes does not develop.

      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. The underwriter has informed us that it intends to make a market in the notes after this offering is completed; however, the underwriter may cease its market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you as to the liquidity of the trading market for the notes.

The market price of the notes may be volatile.

      The market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the notes, regardless of our prospects and financial performance. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. In addition to disruptions in the non-investment grade debt market, factors that could cause the notes to trade at a discount include an increase in interest rates, a decline in economic conditions generally and a decline in our financial condition.

Risks Related to Our Industry

The markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events which may cause our operating results to fluctuate.

      The markets we serve are sensitive to fluctuations in general business cycles and domestic and foreign economic conditions and events. For example, demand for our industrial controls products is dependent upon several factors, including capital investment, product innovations, economic growth, cost-reduction efforts and technology upgrades. In addition, the commercial airline industry is highly cyclical and sensitive to fuel price increases, labor disputes and economic conditions. These factors could result in a reduction in the amount of air travel. A reduction in air travel would reduce orders for new aircraft for which we supply flight controls and for spare parts and services and reduce our sales. A reduction in air travel may also result in our commercial airline customers being unable to pay our invoices on a timely basis or at all.

We depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs.

      Sales to the U.S. government and its prime contractors and subcontractors represent a significant portion of our business. In fiscal 2004, sales under U.S. government contracts represented approximately 38% of our total sales, primarily within our Aircraft Controls, Space and Defense Controls, and Components segments. Sales to foreign governments represented approximately 8% of our total sales. We expect that the percentage of our revenues from government contracts will continue to be substantial in the future. Government programs can be structured into a series of individual contracts. The funding of these programs is generally subject to annual congressional appropriations, and congressional priorities are subject to change. In addition, government expenditures for defense programs may decline or these defense programs may be terminated. A decline in governmental expenditures may result in a reduction in the volume of contracts awarded to us. We may have resources applied to specific government contracts and, if any of those contracts were terminated, we may incur substantial costs redeploying these resources.

If our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted.

      Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract or our hiring of personnel of a subcontractor. A failure by one or more of our subcontractors to satisfactorily provide on a timely basis the agreed-upon supplies or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Subcontractor performance deficiencies could result in a customer terminating our contract for default. A default termination could expose us to liability and substantially impair our ability to compete for future contracts and orders. In addition, a delay in our ability to obtain components and equipment parts from our suppliers may affect our ability to meet our customers’ needs and may have an adverse effect upon our profitability.

Our results of operations are affected by our fixed-price contracts.

      The nature of our business activities, primarily in our Aircraft Controls and Space and Defense Controls segments, involves fixed-price contracts. Our contractual arrangements include customers’ requirements for delivery of hardware and funded nonrecurring development work that we anticipate will lead to follow-on production orders.

      Revenue representing 34% of our sales for the year ended September 25, 2004 was accounted for using the percentage of completion, cost-to-cost method of accounting in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Under SOP 81-1, we recognize revenue as work progresses toward completion as determined by the ratio of cumulative costs incurred to date to estimated total contract costs at completion, multiplied by the total estimated contract revenue, less cumulative revenue recognized in prior periods.

      Changes in estimates affecting sales, costs and profits are recognized in the period in which the change becomes known using the cumulative catch-up method of accounting. A significant change in an estimate on one or more contracts could have a material effect on our results of operations. For contracts with anticipated losses at completion, we establish a provision for the entire amount of the estimated remaining loss and charge it against income in the period in which the loss becomes known. Amounts representing performance incentives, penalties, contract claims or change orders are considered in estimating revenues, costs and profits when they can be reliably estimated and realization is considered probable.

      For the year ended September 25, 2004, fixed-price contracts represented approximately 78% of our sales that were accounted for using the percentage of completion, cost-to-cost method of accounting. On fixed-price contracts, we agree to perform the scope of work specified in the contract for a predetermined price. Depending on the fixed price negotiated, these contracts may provide us with an opportunity to achieve higher profits based on the relationship between our total contract costs and the contract’s fixed price. However, we bear the risk that increased or unexpected costs may reduce our profit or cause us to incur a loss on the contract, which could reduce our net sales and net earnings. Loss reserves are more common on fixed-price contracts that involve, to varying degrees, the design and development of new and unique controls or control systems to meet the customers’ specifications.

Contracting in the defense industry is subject to significant regulation, including rules relating to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment.

      Like all government contractors, we are subject to risks associated with this contracting. These risks include the potential for substantial civil and criminal fines and penalties. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks or filing false claims. We have been, and expect to continue to be, subjected to audits and investigations by government agencies. The failure to comply with the terms of our government contracts could harm our business reputation. It could also result in our progress payments being withheld or our suspension or debarment from future government contracts.

If we are unable to adapt to technological change, demand for our products may be reduced.

      The technologies relating to our products have undergone, and in the future may undergo, significant changes. To succeed in the future, we will need to continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through customer-funded and internally funded research and development and through business acquisitions. We may not be able to continue to maintain comparable levels of research and development or successfully complete acquisitions. In addition, our competitors may develop technologies and products that are more effective than those we develop or that render our technology and products obsolete or uncompetitive. Furthermore, our products could become unmarketable if new industry standards emerge. We may have to modify our products significantly in the future to remain competitive, and new products we introduce may not be accepted by our customers.

Our new product and research and development efforts may not be successful, which would result in a reduction in our sales and profits.

      In the past, we have incurred, and we expect to continue to incur, expenses associated with research and development activities and the introduction of new products. For instance, we are currently incurring substantial development costs in connection with our work on the 7E7. We may experience difficulties that could delay or prevent the successful development of new products or product enhancements, and new products or product enhancements may not be accepted by our customers. In addition, the research and development expenses we incur may exceed our cost estimates, and new products we develop may not generate sales sufficient to offset our costs. If any of these events occurs, our sales and profits could be adversely affected.

Risks Related to Our Business

The loss of Boeing or Lockheed Martin as a customer or a significant reduction in sales to either company would reduce our sales and earnings.

      Our largest customer is Boeing. We provide Boeing with controls for both military and commercial applications, which, in total, were approximately 13% of our fiscal 2004 sales. Sales to Boeing’s commercial airplane group were approximately 3% of fiscal 2004 sales. These commercial sales are generally made under a long-term supply agreement through 2008. Our commercial sales to Boeing have been decreasing since 2001. These decreases result from Boeing’s reduced production rates. Our next largest customer is Lockheed Martin. Sales to Lockheed Martin were approximately 10% of our fiscal 2004 sales. The loss of Boeing or Lockheed Martin as a customer or a significant reduction in sales to either company would significantly reduce our sales and earnings.

We operate in highly competitive markets with competitors who may have greater resources than we possess, which could reduce the volume of products we can sell and our operating margins.

      Many of our products are sold in highly competitive markets. Some of our competitors, especially in our industrial markets, are larger, more diversified corporations and have greater financial, marketing, production, and research and development resources. As a result, they may be better able to withstand the effects of periodic economic downturns. Our operations and financial performance will be negatively impacted if our competitors:

•	develop products that are superior to our products;

•	develop products that are more competitively priced than our products;

•	develop methods of more efficiently and effectively providing products and services; or

•	adapt more quickly than we do to new technologies or evolving customer requirements.

      We believe that the principal points of competition in our markets are product quality, price, design and engineering capabilities, product development, conformity to customer specifications, quality of support after the sale, timeliness of delivery, and effectiveness of the distribution organization. Maintaining and improving our competitive position will require continued investment in manufacturing, engineering, quality standards, marketing, customer service and support, and our distribution networks. If we do not maintain sufficient resources to make these investments or are not successful in maintaining our competitive position, our operations and financial performance will suffer.

Our defined benefit pension plan contributions could substantially increase as a result of matters beyond our control.

      The level of contributions required to fund our defined benefit pension plans is significantly affected by matters outside our control, including the investment performance of the plan’s assets and the level of market interest rates. Higher pension costs and increased cash funding requirements could occur in future years if actual plan investment performance or actual interest rate levels, among other matters, differ from the assumptions we used for these defined benefit plans.

A write-off of all or part of our goodwill could adversely affect our operating results and net worth and cause us to violate covenants in our bank credit facility.

      Goodwill is a substantial portion of our assets. At September 25, 2004, goodwill was $288.6 million of our total assets of $1.1 billion. Our goodwill may increase in the future since our strategy includes growing through acquisitions. We may have to write-off all or part of our goodwill if its value becomes impaired. Although this write-off would be a non-cash charge, it could reduce our earnings and net worth significantly. A write-off of goodwill could also cause us to violate covenants in our bank credit facility that require a minimum level of net worth. This could result in our being unable to borrow under the line of credit portion of our bank credit facility or being obliged to refinance or renegotiate the terms of our bank indebtedness.

Our sales growth and earnings may be reduced if we cannot implement our acquisition strategy.

      Acquisitions are a key part of our growth strategy. Our historical growth has depended, and our future growth is likely to continue to depend, in large part, on our ability to implement successfully our acquisition strategy, and the successful integration of acquired businesses into our existing operations. We intend to continue to seek additional acquisition opportunities in accordance with our acquisition strategy, both to expand into new markets and to enhance our position in existing markets throughout the world. If we are unable to successfully identify suitable candidates, negotiate appropriate acquisitions, successfully integrate acquired businesses into our existing operations or expand into new markets, our sales and earnings growth would be reduced.

      Growth by acquisition also involves risks that could adversely affect our operating results, including:

•	difficulties in integrating the operations and personnel of acquired companies;

•	the potential impairment of a significant amount of intangible assets; and

•	the potential loss of key employees or customers of acquired business.

      In addition, any acquisition, once successfully integrated, could negatively impact our financial performance if it does not perform as planned, does not increase earnings, or does not prove otherwise to be beneficial to us.

Our future growth and continued success is dependent on our key personnel.

      Our future success depends to a significant degree upon the continued contributions of our management team and technical personnel. The loss of members of our management team could have a material and adverse effect on our business. In addition, competition for qualified technical personnel in our industries is intense, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel.

Future terror attacks, war, or other civil disturbances could negatively impact our business.

      Continued terrorist attacks, war or other disturbances could lead to further economic instability and decreases in demand for commercial products, which could negatively impact our business, financial condition and results of operations. The terrorist attacks of September 11, 2001 and subsequent terrorist attacks world-wide have caused instability from time to time in global financial markets and the aviation industry. The disruption of our business as a result of the terrorist attacks of September 11 included a decrease in customer demand in the commercial aerospace market for our products. In fiscal 2004, approximately 14% of our business was related to commercial aircraft. The long-term effects of the September 11 and any subsequent terrorist attacks on us are unknown. These attacks and the U.S. Government’s continued efforts against terrorist organizations may lead to additional armed hostilities or to further acts of terrorism and civil disturbance in the United States or elsewhere, which may further contribute to economic instability.

Our operations in foreign countries expose us to political risks and adverse changes in local legal, tax and regulatory schemes.

      During the year ended September 25, 2004, approximately 40% of our consolidated revenue was from customers outside of North America. We expect international operations and export sales to continue to contribute to our earnings for the foreseeable future. Both the sales from international operations and export sales are subject in varying degrees to risks inherent in doing business outside of the United States. Such risks include, without limitation, the following:

•	the possibility of unfavorable circumstances arising from host country laws or regulations;

•	partial or total expropriation;

•	potential negative consequences from changes to significant taxation policies, laws or regulations;

•	changes in tariff and trade barriers and import or export licensing requirements;

•	political or economic instability, insurrection, civil disturbance or war; and

•	potential negative consequences from the requirements of partial local ownership of operations in certain countries.

Government regulation could limit our ability to sell our products outside the United States.

      Approximately 12% of our sales are subject to compliance with the United States Export Administration regulations. Our failure to obtain the requisite licenses, meet registration standards or comply with other government export regulations would hinder our ability to generate revenues from the sale of our products outside the United States. Compliance with the government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. In order to sell our products in European Union countries, we must satisfy certain technical requirements. If we are unable to comply with those requirements with respect to a significant quantity of our products, our sales in Europe would be restricted.

Our facilities could be damaged by catastrophes which could reduce our production capacity and result in a loss of customers.

      We conduct our operations in facilities located throughout the world. Any of these facilities could be damaged by fire, floods, earthquakes, power loss, telecommunication and information systems failure or similar events. Our facilities in southern California, Japan and the Philippines are particularly susceptible to earthquakes. These facilities account for approximately 28% of our manufacturing, assembly and test capacity in fiscal 2004. Although we carry property insurance, including earthquake insurance and business interruption insurance, our inability to meet customer schedules as a result of catastrophe may result in a loss of customers or significant additional costs such as penalty claims under customer contracts.

The failure of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages.

      Defects in the design and manufacture of our products may necessitate a product recall. We include complex system design and components in our products that could contain errors or defects, particularly when we incorporate new technology into our products. If any of our products are defective, we could be required to redesign or recall those products or pay substantial damages or warranty claims. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products. We are also exposed to product liability claims. Our products are used in applications where their failure is likely to result in significant property loss and serious personal injury or death. We carry aircraft and non-aircraft product liability insurance consistent with industry norms. However, this insurance coverage may not be sufficient to fully cover the payment of any potential claim. A product recall or a product liability claim not covered by insurance could have a material adverse effect on our business, financial condition, and results of operations.

Our international operations pose currency and other risks that may adversely impact sales and earnings.

      We have significant manufacturing and sales operations in foreign countries. In addition, our domestic operations have sales to foreign customers. Our financial results may be adversely affected by fluctuations in foreign currencies and by the translation of the financial statements of our foreign subsidiaries from local currencies into U.S. dollars. The translation of our sales in foreign currencies, primarily the Euro and the Yen, to the U.S. dollar had a $28.6 million positive impact on sales for fiscal 2004 using average exchange rates for fiscal 2004 compared to average exchange rates for fiscal 2003 and a $26.2 million positive impact on sales for fiscal 2003 using average exchange rates for fiscal 2003 compared to average exchange rates for fiscal 2002.

Our operations are subject to environmental laws, and the cost of compliance with those laws may cause us to incur significant costs.

      Our operations and facilities are subject to numerous stringent environmental laws and regulations. Although we believe that we are in material compliance with these laws and regulations, future changes in these laws, regulations, or interpretations of them, or changes in the nature of our operations may require us to make significant capital expenditures to ensure compliance. We have been and are currently involved in environmental remediation activities, the cost of which may become significant depending on the discovery of additional environmental exposures at sites that we currently own or operate and at sites that we formerly owned or operated, or at sites to which we have sent hazardous substances or wastes for treatment, recycling or disposal.

We are subject to risks associated with complying with Section 404 of the Sarbanes-Oxley Act of 2002.

      We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. Under Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for our 2005 fiscal year, our management will be required to furnish a report regarding our internal control over financial reporting. Among other things the report will contain (i) an assessment and statement as to the effectiveness of our internal control over financial reporting as of the end of the fiscal year, which must include disclosure of any material weaknesses in our internal control over financial reporting and (ii) a statement that our auditors have issued an attestation report on management’s assessment of internal control.

      We are currently in the process of documenting and evaluating our system of internal control. This process is extremely expensive, time consuming and subject to change as there is no precedent available by which to measure compliance.

      We currently anticipate being able to implement fully the requirements relating to Section 404 on a timely basis. However, if our management identifies one or more material weaknesses in our internal control over financial reporting, as prescribed by Section 404, we may be unable to assert that our internal control over financial reporting is effective as of the end of fiscal 2005 or our auditors may be unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal control, even if our auditors issue an unqualified opinion on our financial statements for fiscal 2005. If the Section 404 work is not completed on a timely basis or the auditors do not deliver an unqualified attestation, it could result in a loss of investor confidence in our financial reports, adversely affect our stock price or subject us to sanctions or investigation by regulatory authorities.

USE OF PROCEEDS

      We intend to use the net proceeds of this offering, which are estimated to be $117 million after deducting estimated underwriting discounts and commissions and offering expenses, to repay outstanding indebtedness under our bank credit facility. Interest on borrowings under our bank credit facility, at our election, is at the London Interbank Offered Rate, or LIBOR, plus a spread, or the prime rate. The weighted average interest rate on borrowings under this facility at September 25, 2004 was 3.2%. As of September 25, 2004, assuming the completion of this offering and the application of the net proceeds therefrom, we would have had availability of $179 million under our revolving credit facility. Our bank credit facility is available for general corporate purposes, including acquisitions. One of our business strategies is to grow through acquisitions of complementary businesses. Although we currently have no agreements to acquire any businesses, we may enter into an acquisition agreement at any time. We may draw upon our bank credit facility to pay the purchase price of any acquisition.

CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 25, 2004 (1) on an actual basis and (2) as adjusted to give effect to the issuance of $120 million of senior subordinated notes offered pursuant to this prospectus supplement, including the application of the net proceeds therefrom. See “Use of Proceeds” in this prospectus supplement.

	As of
	September 25, 2004

	Actual	As Adjusted

	(dollars in thousands)
Cash and cash equivalents	$56,701	$56,701

Total debt (including current maturities):
Bank Credit Facility due 2008:
Revolving credit facility(1)	$243,000	$126,000
Term loan facility	52,500	52,500
Other senior debt	15,789	15,789

Total senior debt	311,289	194,289
New senior subordinated notes due 2015	—	120,000

Total debt	311,289	314,289
Total shareholders’ equity	471,656	471,656

Total capitalization	$782,945	$785,945

(1)	Assuming that the closing of this offering and the application of the net proceeds therefrom had occurred on September 25, 2004, we would have had $179 million of availability under the revolving portion of our bank credit facility as of such date.

MANAGEMENT

      The following table sets forth certain information with respect to our directors, executive officers and other senior management as of December 7, 2004.

Name	Age	Position

Robert T. Brady	63	Chairman of the Board; President; Chief Executive Officer; Director; Member, Executive Committee
Richard A. Aubrecht	60	Vice Chairman of the Board; Vice-President — Strategy and Technology; Director; Member, Executive Committee
Robert H. Maskrey	63	Executive Vice President; Chief Operating Officer; Director; Member, Executive Committee
Robert R. Banta	62	Executive Vice President; Chief Financial Officer; Assistant Secretary; Director; Member, Executive Committee
Joe C. Green	63	Executive Vice President; Chief Administrative Officer; Director; Member, Executive Committee
Philip H. Hubbell	65	Vice President
Stephen A. Huckvale	55	Vice President
Martin J. Berardi	48	Vice President
Warren C. Johnson	45	Vice President
Jay K. Hennig	44	Vice President
Lawrence J. Ball	50	Vice President
Donald R. Fishback	48	Controller; Principal Accounting Officer
Timothy P. Balkin	45	Treasurer; Assistant Secretary
John B. Drenning	67	Secretary
Raymond W. Boushie	64	Director
James L. Gray	69	Director
John D. Hendrick	66	Director
Kraig H. Kayser	44	Director
Brian J. Lipke	53	Director
Albert F. Myers	58	Director

      Robert T. Brady began his career at Moog in 1966. In 1976, Mr. Brady became Vice President and General Manager of the Aerospace Division, and subsequently President of the Aerospace Group in 1981. In 1988, Mr. Brady was elected President and Chief Executive Officer. In 1996, Mr. Brady was elected Chairman of the Board. Prior to joining Moog, Mr. Brady served as an officer in the U.S. Navy. Mr. Brady received his B.S. in Mechanical Engineering from the Massachusetts Institute of Technology and his M.B.A. from Harvard Business School. Mr. Brady currently serves as a member of the board of directors of M&T Bank Corporation, Astronics Corporation, National Fuel Gas Corporation and Seneca Foods Corporation.

      Richard A. Aubrecht began his career at Moog in 1969. Dr. Aubrecht worked in various engineering and manufacturing capacities, including three years at Moog’s German subsidiary, before leaving Moog in 1976 to work for American Hospital Supply. In 1979, Dr. Aubrecht rejoined Moog as Administrative Vice President and Secretary. In 1988, Dr. Aubrecht was elected Chairman of the Board. In 1996, Dr. Aubrecht was elected Vice Chairman of the Board and Vice President — Strategy and Technology. Dr. Aubrecht received his B.S., M.S. and Ph.D. from the Sibley School of Mechanical Engineering at Cornell University.

      Robert H. Maskrey began his career at Moog in 1964. Mr. Maskrey served in a variety of engineering capacities, including Chief Engineer, through 1984. Mr. Maskrey was named General Manager of the Aircraft Controls Division and concurrently a Vice President in 1985. In 1989, Mr. Maskrey was named General Manager of the Aircraft Group. Mr. Maskrey was elected a Director of Moog in 1998 and Chief Operating Officer in 1999. Mr. Maskrey received his B.S. and M.S. in Mechanical Engineering from the Massachusetts Institute of Technology.

      Robert R. Banta began his career at Moog in 1983 as Vice President — Finance. Mr. Banta was named Executive Vice President and Chief Financial Officer in 1988 and was elected a director in 1991. Prior to joining Moog, Mr. Banta was Executive Vice President of Corporate Banking for M&T Bank in Buffalo, New York. Mr. Banta received his B.S. in Economics from Rutgers University and his M.B.A. from the Wharton School of Finance and Commerce of the University of Pennsylvania.

      Joe C. Green began his career at Moog in 1966. In 1973, Mr. Green was named Vice President — Human Resources. Mr. Green was elected Chief Administrative Officer in 1988. Prior to joining Moog, Mr. Green held various positions at General Motors Institute and served as a Captain in the U.S. Army. Mr. Green received his B.S. from Alfred University and completed graduate study in Industrial Psychology at Heidelberg University in Germany.

      Philip H. Hubbell began his career at Moog in 1965. In 1968, Mr. Hubbell was named Controller of the Aerospace/ Industrial Groups. In 1978, Mr. Hubbell was elected Group Vice President. Mr. Hubbell was elected Vice President — Contracts and Pricing in 1988. Mr. Hubbell received his B.A. in Economics/ History from Duke University.

      Stephen A. Huckvale began his career with Moog in 1980. From 1980 to 1986, Dr. Huckvale served as Engineering Manager of Moog Controls Ltd. In 1986, Dr. Huckvale was named General Manager of the Pacific Group. In 1990, Dr. Huckvale was elected a Vice President of Moog. In 1995, Dr. Huckvale was elected Vice President of Moog International. Prior to joining Moog, Dr. Huckvale worked for Plessy Hydraulics and the Atkins Research and Development Center. Dr. Huckvale received his Ph.D. in Mechanical Engineering from the University of Bath in England.

      Martin J. Berardi began his career at Moog in 1980. From 1980 to 1993, Mr. Berardi worked in various business development, sales and marketing positions in Moog’s aerospace and industrial businesses. Since 1993, Mr. Berardi has served in various industrial general management positions in the United States and Germany. Mr. Berardi was elected a Vice President of Moog in February 2000 and currently serves as General Manager of the industrial controls business in the Americas and the Pacific. Mr. Berardi received his B.S. in Biochemistry/ Physics from Canisius College and his M.B.A. from St. Bonaventure University.

      Warren C. Johnson began his career with Moog in 1983. From 1983 to 1991, Mr. Johnson served as a Development Engineer. Mr. Johnson was named Chief Engineer of the Aircraft Controls Division in 1991. In 1999, Mr. Johnson was named General Manager of the Aircraft Group. Mr. Johnson was elected Vice President — Aircraft Controls in February 2000. Mr. Johnson received his B.S. and his M.S. in Mechanical Engineering from Ohio State University. In 2004, Mr. Johnson completed a Sloan Fellows M.B.A. at the Massachusetts Institute of Technology.

      Jay K. Hennig began his career at Moog in 1979. From 1979 until 1997, Mr. Hennig held various positions, including director of sales and programs for the Space Products Division. Since 1997, Mr. Hennig has served in several general management positions. Mr. Hennig was elected Vice President of Moog in February 2002 and currently serves as General Manager of the Space Systems Group. Mr. Hennig received his B.S. in Mechanical Engineering Technology from Buffalo State College — State University of New York.

      Lawrence J. Ball began his career with Moog in 2003 when we acquired the Poly-Scientific division of Litton Systems, Inc., a subsidiary of Northrop Grumman Corporation. In 2004, Mr. Ball was named Vice President and General Manager of our Components Group. From 1996 to 2003, Mr. Ball was Poly-Scientific’s President. Prior to that, Mr. Ball was General Manager of Poly-Scientific’s Special Devices Operation and Data Images Division. Mr. Ball received his B.S. in Business Administration from West Chester University and an M.B.A. from Villanova University.

      Donald R. Fishback began his career with Moog in 1981. From 1981 to 1985, Mr. Fishback held various positions, including internal auditor and divisional financial manager. Mr. Fishback became Controller in 1985. Prior to joining Moog, Mr. Fishback was a senior accountant at Deloitte, Haskins and Sells. Mr. Fishback is a certified public accountant and holds a B.A. in Business from Westminster College and an M.B.A. from the State University of New York at Buffalo.

      Timothy P. Balkin began his career with Moog in 1992. In 2000, Mr. Balkin was named Treasurer. Prior to becoming Treasurer, Mr. Balkin was Director of Financial Planning and Analysis. Mr. Balkin is a certified public accountant and holds a B.S. in Accounting from Canisius College and an M.B.A. from the State University of New York at Buffalo.

      John B. Drenning has served as Moog’s Secretary since 1988. Mr. Drenning received his law degree from Cornell University and is a partner in the Buffalo, New York law firm of Hodgson Russ LLP. Mr. Drenning has been in the private practice of law since 1964.

      Raymond W. Boushie was elected a director of Moog in 2004. Since 1999, Mr. Boushie has been President of the Aerospace & Electronics segment of Crane Co., a segment with approximately $430 million in revenues, and was previously President of Crane’s Hydo-Aire operation. Mr. Boushie received his B.A. from Colgate University, an Associate Metallurgy degree from Reynolds Metals Co. and has completed graduate work at the University of Michigan and the Wharton School of Finance and Commerce of the University of Pennsylvania.

      James L. Gray was elected a director of Moog in 1999. From 1995 until he retired in 1998, Mr. Gray served as Chairman and Chief Executive Officer of PrimeStar Partners, LP, a communications company with approximately $1.3 billion in revenues. Mr. Gray was Vice Chairman of Time Warner Cable from 1992 to 1994. Mr. Gray received his B.S. in Business Administration from Kent State University and his M.B.A. from the State University of New York at Buffalo.

      John D. Hendrick was elected a director of Moog in 1994. Mr. Hendrick retired in 2001 as Chairman and President of Okuma America Inc., a company headquartered in Charlotte, North Carolina with revenues in excess of $400 million. Mr. Hendrick became President of Okuma in 1989. Prior to joining Okuma, Mr. Hendrick served in the capacity of Vice President for both American Tool and Mitsui Tool Machine. Mr. Hendrick received his B.S. in Mechanical Engineering from the University of Pittsburgh and his M.S. from Carnegie Mellon University.

      Kraig H. Kayser was elected a director of Moog in 1998. Since 1993, Mr. Kayser has been President and Chief Executive Officer of Seneca Foods Corporation, a company headquartered in Pittsford, New York with revenues in excess of $800 million. Prior to his promotion in 1993, Mr. Kayser was Seneca Food Corporation’s Chief Financial Officer. Prior to joining Seneca Foods Corporation, Mr. Kayser served as Vice President of J.P. Morgan Investment Management. Mr. Kayser received his B.A. in Economics from Hamilton College and his M.B.A. from Cornell University.

      Brian J. Lipke was elected a director of Moog in 2003. Since 1993, Mr. Lipke has been Chairman of the Board, Chief Executive Officer and director of Gibraltar Industries, Inc., a publicly traded company located in Buffalo, New York with revenues of approximately $800 million. From 1987 to 1993, Mr. Lipke was President and Chief Executive Officer of Gibraltar Steel Corporation, a predecessor and current subsidiary of Gibraltar Industries, Inc. From 1972 to 1987, Mr. Lipke held various positions with Gibraltar Steel Corporation of New York in production, purchasing and divisional management. Mr. Lipke attended the State University of New York College of Technology at Alfred and the University of Akron.

      Albert F. Myers was elected a director of Moog in 1997. Since 2003, Mr. Myers has been Corporate Vice President, Strategy and Development of Northrop Grumman Corporation. From 1992 to 2003, Mr. Myers was Corporate Vice President and Treasurer of Northrop Grumman Corporation. Prior to joining Northrop, Mr. Myers served as Chief of the Flight Controls Engineering Branch at NASA’s Dryden Flight Research Center. Mr. Myers received his B.S. and M.S. in Mechanical Engineering from the University of Idaho. In addition, Mr. Myers completed a Sloan Fellowship at the Massachusetts Institute of Technology where he received an M.S. in industrial management.

RELATED PARTY TRANSACTIONS

      Mr. Albert Myers, one of our directors, is an executive officer of Northrop Grumman Corporation. We acquired the Poly-Scientific division of Litton Industries, Inc. from Northrop Grumman at the beginning of fiscal year 2004 for a purchase price of $152.0 million. Mr. Myers did not participate in any board meetings or discussions in fiscal 2003 regarding the Poly-Scientific acquisition and abstained from voting on approval of the acquisition.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      We maintain a bank credit facility to fund our short and long-term capital requirements, including for acquisitions, with a syndicate of banks led by HSBC Bank USA, as agent. This bank credit facility consists of a $75.0 million term loan and a $315.0 million revolver that had outstanding balances of $52.5 million and $243.0 million, respectively, at September 25, 2004. Interest on outstanding bank credit facility borrowings is based on LIBOR plus the applicable margin, which is currently 150 basis points. The bank credit facility expires on March 31, 2008 and requires quarterly principal payments on the term loan of $3.75 million. The bank credit facility is secured by substantially all of our assets located in the United States.

      The bank credit facility contains various covenants. Among other affirmative covenants, the covenant for minimum consolidated net worth, defined as the sum of capital stock and additional paid-in capital plus retained earnings, adjusts over the term of the facility and was $265.0 million at September 25, 2004. The covenant for minimum interest coverage ratio, defined as the ratio of adjusted EBITDA to total interest expense for the most recent four quarters, is 3.0. The covenant for minimum fixed charge coverage ratio, defined as the ratio of (i) adjusted EBITDA minus capital expenditures to (ii) the sum of interest expense, income tax expense and regularly scheduled principal payments on debt, all for the most recent four quarters, is 1.2. The covenant for the maximum leverage ratio, defined as the ratio of total debt (including letters of credit) less cash to adjusted EBITDA for the most recent four quarters, is 3.5. Adjusted EBITDA is defined in the bank credit facility agreement as (i) the sum of net income, interest expense, income tax expense, depreciation expense, amortization expense and other non-cash items reducing net income minus (ii) other non-cash items increasing net income. The bank credit facility contains other customary covenants as to, among other things, financial statements, corporate existence, insurance, properties, pension obligations and environmental legal compliance. The bank credit facility contains customary negative covenants which, among other things, limit indebtedness, liens, mergers and consolidations, asset sales, dividends and other distributions and transactions with affiliates. At September 25, 2004, we were in compliance with all covenants. The bank credit facility also contains various events of default, including non-payment, cross-defaults on other obligations in excess of $5.0 million, merger or cessation of our business, insolvency, pension default, change in control and impairment of loan documents or liens.

      We are required to obtain lender consent before incurring additional indebtedness not expressly permitted by the bank credit facility. To this end, we modified our bank credit facility on December 29, 2004 to permit the issuance of the notes described in this prospectus supplement. We also modified our bank credit facility to preserve our borrowing availability under the revolving credit portion of our bank credit facility, to permit our Moog Components subsidiary to borrow funds under the facility and to increase the maximum limit for capital expenditures in any one fiscal year from $40 million to $50 million.

      In addition to the bank credit facility, we maintain various short-term credit facilities with banks throughout the world to meet the short-term financing needs of our subsidiaries. These short-term facilities are principally demand lines subject to revision by the banks. We also had indebtedness associated with the financing of buildings in Germany and Italy totaling $11.0 million as of September 25, 2004.

DESCRIPTION OF NOTES

      The Notes will be issued under an indenture, dated as of the Issue Date, between Moog Inc. and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”) (collectively, the “Indenture”). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition in the Indenture of certain terms.

      You can find the definitions of certain terms used in this description below under the caption “— Certain Definitions.” Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” or elsewhere in this description have the meanings assigned to them in the Indenture. In this description, the word “Moog” refers only to Moog Inc. and not to any of its subsidiaries.

      The Indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. The notes constitute a separate series under the Indenture.

General

      The Notes will be issued as a separate series of senior subordinated notes under the Indenture. The Notes will not be limited in aggregate principal amount. Additional senior subordinated notes (the “Additional Notes”) may be issued under the Indenture as part of this series of senior subordinated notes. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes offered hereby and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

      The Notes:

•	will be Moog’s general unsecured obligations;

•	will be subordinated in right of payment to all of Moog’s existing and future Senior Debt, including the Indebtedness under the Credit Agreement;

•	will be pari passu in right of payment with any of Moog’s future senior subordinated Indebtedness;

•	will be senior in right of payment to any of Moog’s future subordinated Indebtedness; and

•	will be effectively subordinated to any existing and future Indebtedness and other liabilities of Moog’s Subsidiaries.

      Assuming that the offering of the Notes had been completed as of September 25, 2004 and that the net proceeds had been applied as described under “Use of Proceeds,” Moog would have had $178.8 million of Senior Debt and Moog’s Subsidiaries would have had $15.5 million of indebtedness, not including trade payables.

      As of the Issue Date, all of Moog’s subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” Moog will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

      The Notes will mature on                     , 2015.

      Interest on the Notes will accrue at the rate of      % per annum and will be payable semi-annually in arrears on                     and                     , commencing on                     , 2005. Moog will make each interest payment to the Holders of record on the immediately preceding                     and                     .

      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Form, Denomination and Registration

      The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof. The Notes will be evidenced by one or more global securities (each a “Global Note”). The Global Notes will be deposited with, or on behalf of, DTC or its nominee. Except as set forth in “— Global Notes and Book Entry System” immediately below, the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Global Notes and Book Entry System

      The Depository Trust Company, as depository, has indicated that it would follow the procedures described below for book-entry Notes.

      Only participants that have accounts with DTC for the Global Note or persons that hold interests through these participants may own beneficial interests in book-entry Notes. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, each participant’s account with the principal amount of the book-entry Notes represented by the Global Note that is beneficially owned by that participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry Notes. Ownership of book-entry Notes will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by DTC for the Global Note (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry Notes.

      So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee will be considered the sole owner or Holder of the book-entry Notes represented by the Global Note for all purposes under the Indenture. Except as described below, beneficial owners of book-entry Notes will not be entitled to have these securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing these securities and will not be considered the owners or Holders of these securities under the Indenture. Accordingly, each person who beneficially owns book-entry Notes and desires to exercise rights as a Holder under the Indenture must rely on the procedures of DTC for the Global Note and, if this person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise such rights.

      Moog understands, however, that under existing industry practice, DTC will authorize the persons on whose behalf it holds a Global Note to exercise certain rights of Holders of Notes. Moog and its agents and the Trustee and any of its agents will treat as the Holder of a Note the persons specified in a written statement of DTC with respect to that Global Note for purposes of obtaining any consents or directions required to be given by Holders of the Notes under the Indenture.

      Payments of principal and, if applicable, premium and interest, on book-entry Notes will be made to DTC or its nominee, as the case may be, as the registered Holder of the Global Note. Moog and its agents and the Trustee and any of its agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      Moog expects that DTC, upon receipt of any payment of principal of, premium, if any, or interest on a Global Note, will immediately credit participants’ accounts with payments in amounts proportionate to the amounts of book-entry Notes held by each participant as shown on the records of DTC. Moog also expects that payments by participants to owners of beneficial interests in book-entry Notes held through these participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participants.

      If DTC is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, Moog will appoint a successor depository. If Moog does not appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, Moog will issue certificated Notes in exchange for each Global Note. In addition, Moog may at any time and in its sole discretion determine not to have the book-entry Notes represented by one or more Global Notes. In that case, Moog will issue certificated Notes in exchange for the Global Notes. Global Notes will also be exchangeable by the Holders for certificated Notes if an Event of Default with respect to the Notes has occurred and is continuing. Any certificated Notes issued in exchange for a Global Note will be registered in the name or names that DTC instructs the Trustee. Moog expects that these instructions will be based upon directions received by DTC from participants.

      Moog obtained the information in this section concerning DTC and its book-entry system from sources Moog believes to be reliable, but Moog does not take any responsibility for the accuracy of this information.

Payments of Principal and Interest

      The Indenture will require that payments in respect of the Notes (including principal, premium, if any, and interest) held of record by DTC be made in same-day funds. Payments in respect of Notes held of record by holders other than DTC may, at the option of Moog, be made by check and mailed to such holders of record as shown on the register for the Notes. However, if a Holder has given wire transfer instructions to Moog, Moog will pay all principal, premium, if any, and interest on that Holder’s Notes in accordance with those instructions.

Transfer and Exchange

      A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Moog may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Moog is not required to transfer or exchange any Note selected for redemption. Also, Moog is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

      The registered Holder of a Note will be treated as the owner of it for all purposes.

Subordination

      The payment of principal, interest and premium, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of Moog, including Senior Debt of Moog incurred after the Issue Date.

      The holders of Senior Debt of Moog will be entitled to receive payment in full of all Obligations due in respect of Senior Debt of Moog (including interest after the commencement of any bankruptcy proceeding at the rate specified for the applicable Senior Debt of Moog) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described below under the caption “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of Moog in connection with:

(1) any liquidation or dissolution of Moog;

(2) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Moog or its property;

(3) any assignment by Moog for the benefit of creditors; or

(4) any marshaling of Moog’s assets and liabilities.

      Moog also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under the caption “— Legal Defeasance and Covenant Defeasance”) if:

(1) a payment default on Designated Senior Debt of Moog occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt of Moog that permits holders of that series of Designated Senior Debt of Moog to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from Moog or the holders of such Designated Senior Debt (a “nonpayment default”).

      Payments on the Notes may and shall be resumed:

(1) in the case of a payment default on Designated Senior Debt of Moog, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default on Designated Senior Debt of Moog, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of such Designated Senior Debt of Moog has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium, if any, on the Notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

      If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described below under the caption “— Legal Defeasance and Covenant Defeasance”) when:

(1) the payment is prohibited by these subordination provisions, and

(2) the Trustee or the Holder has actual knowledge that the payment is prohibited (provided that such actual knowledge shall not be required in the case of any payment default on Designated Senior Debt of Moog), the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of Moog. Upon the proper written request of the holders of Senior Debt of Moog, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt or their proper representative.

      Moog must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Moog, Holders of Notes may recover less ratably than creditors of Moog who are holders of Senior Debt of Moog.

      “Designated Senior Debt” means:

(1) any Indebtedness of Moog outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $50.0 million or more and that has been designated by Moog as “Designated Senior Debt.”

      “Permitted Junior Securities” means:

(1) Equity Interests in Moog or any other business entity provided for by a plan of reorganization; and

(2) debt securities of Moog or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and to any debt securities issued in exchange for Senior Debt to the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Indenture.

      “Senior Debt” means:

(1) all Indebtedness of Moog or any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto, whether outstanding on the Issue Date or incurred thereafter;

(2) any other Indebtedness of Moog or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or the relevant Note Guarantee, respectively;

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law); and

(4) Indebtedness of Moog pursuant to the Supplemental Plan.

      Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Moog or any Guarantor;

(2) any Indebtedness of Moog or any Guarantor to any of its Subsidiaries or other Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the Indenture;

(5) any Indebtedness of Moog or any Guarantor that, when incurred, was without recourse to Moog or such Guarantor;

(6) any repurchase, redemption or other obligation in respect of Disqualified Stock; or

(7) any Indebtedness owed to any employee of Moog or any of its Subsidiaries (other than pursuant to the Supplemental Plan, except to the extent exceeding $20.0 million).

Optional Redemption

      At any time prior to                     , 2008, Moog may redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) at a redemption price of      % of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) originally issued remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Moog or its Subsidiaries); and

(2) the redemption must occur within 120 days of the date of the closing of such Equity Offering.

      At any time prior to                     , 2010, Moog may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption. Except pursuant to this paragraph and the preceding paragraph, the Notes will not be redeemable at Moog’s option prior to                     , 2010.

      On or after                     , 2010, Moog may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on                     of the years indicated below:

Year	Percentage

2010	%
2011	%
2012	%
2013 and thereafter	100.00%

      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

      Moog is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require Moog to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, Moog will offer to repurchase the Notes at a price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control, Moog will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Moog will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Moog will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

      On the Change of Control Payment Date, Moog will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Moog.

      The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      Prior to repurchasing any Notes pursuant to the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Moog will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. Moog will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Credit Agreement currently restricts Moog’s right to purchase the Notes and also provides that certain change of control events with respect to Moog would constitute, or may result in, a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which Moog becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Moog is prohibited from purchasing the Notes, Moog could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Moog does not obtain such consent or repay such borrowings, Moog will remain prohibited from purchasing the Notes. In such case, Moog’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

      The provisions described above that require Moog to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Moog repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. Moog will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Moog and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Moog and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Moog to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Moog and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      Moog will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Moog (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined in good faith by Moog’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by Moog or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on Moog’s or such Restricted Subsidiary’s most recent balance sheet) of Moog or such Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms pari passu with or subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to Moog or any Affiliate of Moog) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases Moog or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Moog or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted by Moog or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 60 days after such Asset Sale; and

(c) any Designated Non-cash Consideration received by Moog or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the Issue Date pursuant to this clause (c) that is at that time outstanding, not to exceed $25.0 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Moog may apply such Net Proceeds at its option:

(1) to repay Senior Debt of Moog or any Guarantor or Indebtedness of any other Restricted Subsidiary and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2) to purchase Replacement Assets or make a capital expenditure in, or that is used or useful in, a Permitted Business.

Pending the final application of any such Net Proceeds, Moog may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 10 days after the aggregate amount of Excess Proceeds exceeds $25.0 million, Moog will make an offer (an “Asset Sale Offer”) to all Holders of Notes, and to all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Moog may use such Excess Proceeds for any purpose not otherwise prohibited by the

Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      Moog will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, Moog will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

      The Credit Agreement currently restricts Moog’s right to purchase the Notes and also provides that certain asset sale events with respect to Moog would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which Moog becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Moog is prohibited from purchasing the Notes, Moog could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Moog does not obtain such consent or repay such borrowings, Moog will remain prohibited from purchasing the Notes. In such case, Moog’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Certain Covenants

Restricted Payments

      (A)     Moog will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of Moog’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Moog or any of its Restricted Subsidiaries) or to the direct or indirect holders of Moog’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Moog or to Moog or a Restricted Subsidiary of Moog);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Moog) any Equity Interests of Moog or any Guarantor held by Persons other than Moog or any of its Restricted Subsidiaries;

(iii) make any voluntary payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Note Guarantee; or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) Moog would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Moog and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (5), (6) and (7) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Moog for the period (taken as one accounting period) from September 26, 2004 to the end of Moog’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by Moog since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Moog or from the issue or sale of Disqualified Stock or debt securities of Moog that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Moog), plus

(c) with respect to Restricted Investments made by Moog and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person resulting from dividends or other distributions, repayments of loans or advances, or other transfers of assets, in each case to Moog or any Restricted Subsidiary of Moog or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of such Investment previously made by Moog or any Restricted Subsidiary of Moog in such Person or Unrestricted Subsidiary.

      (B)     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Moog or any Guarantor or of any Equity Interests of Moog or any Guarantor in exchange for, or out of the net cash proceeds of a contribution to the common equity of Moog or a substantially concurrent sale (other than to a Subsidiary of Moog) of, Equity Interests (other than Disqualified Stock) of Moog; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Moog or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Moog to the holders of its common Equity Interests on a pro rata basis;

(5) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of Moog or any Restricted Subsidiary of Moog held by any member of Moog’s or any Restricted Subsidiary’s management or by employees, former employees, directors or former directors of Moog or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for such redeemed, repurchased, acquired or retired Equity Interests shall not exceed $750,000 in any twelve-month period or $5 million in the aggregate;

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof; or

(7) Restricted Payments which, when taken together with all other Restricted Payments made pursuant to this clause (7), do not exceed $25.0 million at any time.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Moog or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment-banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, Moog shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

      Moog will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and Moog will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that Moog or any of its Restricted Subsidiaries may incur Indebtedness, if the Fixed Charge Coverage Ratio for Moog’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

      So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Moog and its Restricted Subsidiaries thereunder) not to exceed $390 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Moog or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence of Existing Indebtedness;

(3) the incurrence by Moog of Indebtedness represented by the Notes to be issued on the date of the Indenture;

(4) the incurrence by Moog or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Moog or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $40 million at any time outstanding and (b) 5% of the Consolidated Net Tangible Assets of Moog;

(5) the incurrence by Moog or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9) or (10) of this paragraph;

(6) the incurrence by Moog or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by Moog or any of its Restricted Subsidiaries; provided, however, that:

(a) if Moog or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of Moog, or the Note Guarantee, in the case of a Guarantor;

(b) Indebtedness owed to Moog or any Guarantor may not be subordinated in right of payment to any other indebtedness of the obligor of such Indebtedness, unless the obligor of such Indebtedness is Moog or a Guarantor; and

(c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Moog or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Moog or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Moog or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by Moog or any of its Restricted Subsidiaries of Indebtedness of Moog or a Restricted Subsidiary of Moog that was permitted to be incurred by another provision of this covenant;

(8) the incurrence of Indebtedness pursuant to the Supplemental Plan in an aggregate amount not to exceed $20 million outstanding at any time;

(9) the incurrence of Indebtedness by any Foreign Subsidiary in an aggregate principal amount not to exceed $50 million outstanding at any time; or

(10) the incurrence by Moog or any Restricted Subsidiary of Moog of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $100 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Moog will be permitted to classify at the time of its incurrence (and later reclassify) such item of Indebtedness in any manner that complies with this covenant.

      Notwithstanding any other provision of this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, the maximum amount of Indebtedness that may be incurred pursuant to this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on Senior Subordinated Debt

      Moog will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Moog unless it is pari passu or subordinate in right of payment to the Notes to the same extent. No Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of Moog or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

      Moog will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than

Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      Moog will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Moog or any of its Restricted Subsidiaries or pay any liabilities owed to Moog or any of its Restricted Subsidiaries;

(2) make loans or advances to Moog or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Moog or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements as in effect on the Issue Date;

(2) set forth in the Indenture or the Notes;

(3) existing under, by reason of or with respect to applicable law;

(4) with respect to any Person or the property or assets of a Person acquired by Moog or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5) in the case of clause (3) of the first paragraph of this covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or asset of Moog or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture, or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Moog or any Restricted Subsidiary thereof in any manner material to Moog or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) existing on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8) existing under, by reason of or with respect to customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case, contained in joint venture agreements; and

(9) existing under, by reason of or with respect to Indebtedness incurred by Foreign Subsidiaries, provided that the aggregate amount outstanding at any time thereunder shall not exceed $20.0 million.

Merger, Consolidation or Sale of Assets

      Moog will not, directly or indirectly (x) consolidate or merge with or into another Person (whether or not Moog is the surviving corporation) or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Moog and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either (a) Moog is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Moog) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all obligations of Moog under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists; and

(3) immediately after giving effect to such transaction on a pro forma basis, Moog or the Person formed by or surviving any such consolidation or merger (if other than Moog), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

      In addition, neither Moog nor any Restricted Subsidiary thereof may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to (a) any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among Moog or any of its Restricted Subsidiaries or (b) any merger with any Affiliate of Moog if (in the case of this clause (b)) in the good faith determination of the Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of Moog and such transaction shall not have as one of its purposes the evasion of the foregoing restrictions.

Transactions with Affiliates

      Moog will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Moog or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by Moog or such Restricted Subsidiary with a Person that is not an Affiliate of Moog; and

(2) Moog delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Moog or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among Moog and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of directors and executive officers of Moog;

(3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments;”

(4) any sale of Equity Interests (other than Disqualified Stock) of Moog; and

(5) Affiliate Transactions with any Person solely in its capacity as a holder of debt or capital stock of Moog or of any Restricted Subsidiary of Moog where such Person is treated no more favorably than any other holder of debt or capital stock of Moog or such Restricted Subsidiary, provided that such Person holds no more than 10% of the outstanding debt or capital stock of Moog or such Restricted Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary of Moog to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by Moog or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Moog or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2) the aggregate fair market value of all outstanding Investments owned by Moog and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by Moog or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, Moog or any Restricted Subsidiary thereof;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with Moog or any Restricted Subsidiary of Moog unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Moog or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Moog;

(b) is a Person with respect to which neither Moog nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Moog or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(d) has at least one director on its Board of Directors that is not a director or officer of Moog or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of Moog or any of its Restricted Subsidiaries; and

(5) no Default or Event of Default would be in existence following such designation.

      Any designation of a Restricted Subsidiary of Moog as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness or Liens on the property of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of Moog as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred or made as of such date under the Indenture, Moog will be in default under the Indenture.

      The Board of Directors of Moog may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Moog of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Certain Covenants — Liens;” and

(4) no Default or Event of Default would be in existence following such designation.

Guarantees

      Moog will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any Indebtedness of Moog or any Guarantor (other than Senior Debt permitted to be incurred under the Indenture) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Note Guarantee”) of the payment of the Notes by such Restricted Subsidiary, which Note Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness with the same relative priority as the Notes or Note Guarantee shall have with respect to such other Indebtedness.

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Moog or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture or its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of Moog, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) if Moog properly designates such Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3) upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.

Business Activities

      Moog will not, and will not permit any Restricted Subsidiary of Moog to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Moog and its Restricted Subsidiaries taken as a whole.

Payments for Consent

      Moog will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission, Moog will file a copy of all of the information and reports referred to in clauses (1) and (2) below with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such filing) and, upon request, furnish such information to the Holders of the Notes and prospective investors:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Moog were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Moog’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K.

      If Moog has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Moog and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Moog.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(2) default for 30 days in the payment when due of interest on the Notes;

(3) failure by Moog or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by Moog or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Moog or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Moog or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more;

(6) failure by Moog or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency with respect to Moog or any Significant Subsidiary of Moog (or any Restricted Subsidiaries of Moog that together would constitute a Significant Subsidiary).

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Moog or any Significant Subsidiary of Moog (or any Restricted Subsidiaries of Moog that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to Moog specifying the Event of Default; provided, however, that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement is outstanding, that acceleration will not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement; or (2) five Business Days after receipt by Moog and the agent under the Credit Agreement of written notice of the acceleration of the Notes.

      Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold notice to the Holders of the Notes of any Default, except a Default in payment of principal or premium, if any, or interest on the Notes, if the Trustee considers it to be in the best interest of the Holders of the Notes to do so.

      At any time after an acceleration, but before a judgment or decree based on the acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul the acceleration if (1) all Events of Default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) the rescission would not conflict with any judgment or decree.

      The Holders of a majority in principal amount of the outstanding Notes shall have the right to waive any existing Default or compliance with any provision of the Indenture or the Notes (except a Default or Event of Default relating to the payment of principal, interest or premium on such Notes) and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

      No Holder of a Note will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture, unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request and offer reasonable indemnity to the Trustee to institute proceeding as a trustee;

(3) the Trustee fails to institute proceedings within 60 days of the request; and

(4) the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with their request during the 60-day period.

      However, these limitations do not apply to a suit instituted by any Holder for payment on Notes on or after the due dates expressed in the Notes.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Moog with the intention of avoiding payment of the premium that Moog would have had to pay if Moog then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs, during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Moog with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the provision under the caption “— Optional Redemption” shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

      Moog is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Moog is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of Moog, as such, shall have any liability for any obligations of Moog under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement, or waiver to the Indenture or the Note;

(2) reduce the rate of or change the time for payment of interest on the Notes;

(3) reduce the principal of or premium on the Notes or change the stated maturity of the Notes;

(4) make any Note payable in money other than that stated in the Note;

(5) change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no redemption may be made;

(6) waive a Default or Event of Default on the payment of the principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of such Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of payment default that resulted from such acceleration);

(7) take any other action otherwise prohibited by the Indenture to be taken without the consent of each Holder affected by that action;

(8) waive a redemption payment or change any of the provisions with respect to redemption;

(9) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(10) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

(11) amend, change or modify the obligation of Moog to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the provisions described under the caption “Repurchase at the Option of Holders — Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of Moog to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the provisions described under the caption “Repurchase at the Option of Holders — Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(12) except as otherwise permitted under the covenants described under the caption “— Certain Covenants — Merger, Consolidation and Sale of Assets,” consent to the assignment or transfer by Moog of any of its rights or obligations under the Indenture;

(13) amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the Notes in any manner adverse to the holders of the Notes; or

(14) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding paragraph, without the consent of any Holders of Notes, Moog, any Guarantor and the Trustee may amend or supplement the Indenture or the Notes to:

(1) provide for an assumption of all of Moog’s obligations under the Indenture and the Notes by the surviving entity following a merger or consolidation or sale of substantially all of the assets of Moog permitted under the Indenture;

(2) provide for uncertificated Notes in addition to certificated Notes;

(3) comply with any requirements of the SEC under the Trust Indenture Act of 1939;

(4) cure any ambiguity, defect or inconsistency, or make any other change that would provide additional rights or benefits to, or does not adversely affect the rights of, any Holder of the Notes; and

(5) appoint a successor trustee under the Indenture with respect to the Notes.

Legal Defeasance and Covenant Defeasance

      The Indenture permits Moog, at any time, to elect:

(1) to defease and be discharged from any and all of its obligations with respect to any Notes except for the following obligations (which discharge is referred to as “legal defeasance”):

(a) the rights of Holders of outstanding Notes to receive payment of principal of, or interest and premium, if any, on such Notes when such payments are due from the trust described below,

(b) to register the transfer or exchange of the Notes,

(c) to replace temporary or mutilated, destroyed, lost or stolen Notes,

(d) the rights, powers, trusts, duties and immunities of the Trustee and Moog’s obligations in connection therewith,

(e) to maintain an office or agency in respect of the Notes and to hold monies for payment in trust, or

(f) in respect of the legal defeasance provisions set forth in the Indenture; or

(2) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture (which release is referred to as “covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

      In order to exercise either defeasance option, Moog must irrevocably deposit with the Trustee or other qualifying trustee, in trust for this purpose, cash or U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below), or a combination thereof, which in the opinion of a nationally recognized firm of independent public accountants, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the Notes, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the Indenture and Moog must specify whether such Notes are being defeased to maturity or a particular redemption date.

      In addition, defeasance may be effected only if, among other things:

(1) in the case of either legal or covenant defeasance, Moog delivers to the Trustee an opinion of counsel, as specified in the Indenture, stating that the creation of the defeasance does not violate the Investment Company Act of 1940;

(2) in the case of legal defeasance, Moog delivers to the Trustee an opinion of counsel stating that Moog has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the Holders of outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes solely as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, Moog delivers to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

(4) certain other conditions in the Indenture are satisfied.

      If Moog fails to comply with its remaining obligations under the Indenture and applicable supplemental Indenture after a covenant defeasance of the Indenture and applicable supplemental Indenture, and the Notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee could be insufficient to pay amounts due under the Notes at the time of acceleration. Moog will, however, remain liable in respect of these payments.

Governing Law

      The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

      Moog and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business. In addition, JPMorgan Chase Bank, N.A. is a lender under the Credit Agreement.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) any excess of (A) the present value (discounted semi-annually)

at such date of redemption of (1) the redemption price of such Note at                     , 2010 (such redemption price being described under “— Optional Redemption”) plus (2) all remaining required interest payments due on such Note through                     , 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Moog and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales;” and

(2) the issuance of Equity Interests by any of Moog’s Restricted Subsidiaries or the sale by Moog or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $3.0 million;

(2) a transfer of assets between or among Moog and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Moog to Moog or to another Restricted Subsidiary of Moog;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of Cash Equivalents;

(6) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;” and

(8) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of Moog or its Restricted Subsidiaries.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is concurrently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Business Day” means any day other than a Legal Holiday.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars or the currency of Taiwan or any country recognized by the United States;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, demand deposits or savings deposits, in each case, with any commercial bank organized under the laws of the United States, any state thereof, Taiwan or any country recognized by the United States and having capital and surplus in excess of $100.0 million (or the foreign currency equivalent thereof) and whose outstanding debt is rated “A” (or such similar rating) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P and issued by a corporation (other than an Affiliate of Moog) organized and in existence under the laws of the United States, any state thereof, Taiwan or any country recognized by the United States;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Moog and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Moog;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of Moog;

(4) the first day on which a majority of the members of the Board of Directors of Moog are not Continuing Directors; or

(5) Moog consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Moog, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Moog or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Moog outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the ultimate Beneficial Owner of 30% or more of the voting power of the Voting Stock of the surviving or transferee Person.

      “Commission” means the United States Securities and Exchange Commission.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Moog shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Moog (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of Moog and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to Moog by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

      “Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs, and (2) current liabilities.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Moog who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 3, 2003, by and among Moog, HSBC Bank USA, as agent, and certain lenders named therein providing for term loan borrowings in the original principal amount of $75 million and up to $315 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement or refinancing is with any of the same financial institutions or otherwise and regardless of whether any one or more of Moog and its Subsidiaries are or become borrowers thereunder.

      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Moog or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or collection of such Designated Non-cash Consideration.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Moog to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Moog may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

      “Domestic Subsidiary” means any Restricted Subsidiary of Moog other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of Moog pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan) or (ii) any private placement of Capital Stock (other than Disqualified Stock) of Moog to any Person other than a Restricted Subsidiary of Moog.

      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of Moog and its Restricted Subsidiaries in existence on the Issue Date after giving effect to the application of the proceeds of the Notes, until such amounts are repaid.

      “fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except as otherwise specified in the Indenture) in good faith by (i) senior management of Moog if the aggregate amount of the transaction with respect to which fair market value of the transaction is being determined does not exceed $20.0 million and (ii) the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution, if the aggregate amount of the transaction with respect to which fair market value is being determined exceeds $20.0 million.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of Moog or to Moog or a Restricted Subsidiary of Moog, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of such period and Consolidated Cash Flow for such period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

      “Foreign Subsidiary” means any Subsidiary of Moog that is not a Domestic Subsidiary.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

      “Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

      “Guarantor” means any Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture and its successors and assigns until released from its obligations under its Note Guarantee and the Indenture in accordance with the terms of the Indenture.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

      “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Moog will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Moog and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of Moog or its Restricted Subsidiary as accrued.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (5), (6) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(4) in respect of banker’s acceptances;

(5) in respect of Capital Lease Obligations;

(6) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(7) representing Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(8) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(9) with respect to Moog, all obligations pursuant to the Supplemental Plan.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and, if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

      The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes,

(ii) obligations in respect of performance, surety or appeal bonds or performance or completion guarantees provided in the ordinary course of business,

(iii) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such liability is extinguished within five Business Days of its incurrence, or

(iv) Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Moog or any of its Restricted Subsidiaries pursuant to agreements providing for adjustment of purchase price or similar obligations, in any case, incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by Moog or any Restricted Subsidiary in connection with such disposition.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Moog or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

      If Moog or any Restricted Subsidiary of Moog sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of Moog such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Moog, Moog will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Moog or any Restricted Subsidiary of Moog of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Moog or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Issue Date” means the date of original issuance of the Notes under the Indenture.

      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Moog or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or is required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (5) appropriate amounts to be provided by Moog or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

      “Officers’ Certificate” means a certificate signed on behalf of Moog by at least two Officers of Moog, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Moog, that meets the requirements of the Indenture.

      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of Moog) that meets the requirements of the Indenture.

      “Permitted Business” means any business conducted or proposed to be conducted (as described in the prospectus supplement) by Moog and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

      “Permitted Investments” means:

(1) any Investment in Moog or in a Restricted Subsidiary of Moog;

(2) any Investment in Cash Equivalents;

(3) any Investment by Moog or any Restricted Subsidiary of Moog in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Moog; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Moog or a Restricted Subsidiary of Moog;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Moog;

(6) Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) loans or advances to Moog’s officers or employees or those of any Restricted Subsidiary of Moog that do not in the aggregate exceed $7 million at any time outstanding;

(8) stock, obligations or securities received in satisfaction of judgments or as a result of the compromise or resolution of a dispute or in a workout of a claim;

(9) Investments in the Supplemental Plan; and

(10) other Investments in any Person (other than a Person that controls Moog) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the Issue Date, not to exceed the greater of $50 million and 50% of the Consolidated Cash Flow of Moog for Moog’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date such Investment is made.

      “Permitted Liens” means:

(1) Liens on the assets of Moog or any Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred and Liens on the assets of any other Restricted Subsidiary securing Indebtedness incurred by such Restricted Subsidiary;

(2) Liens in favor of Moog or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Moog or any Restricted Subsidiary of Moog; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Moog or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Moog or any Restricted Subsidiary of Moog, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Moog or the Restricted Subsidiary;

(5) Liens existing on the Issue Date;

(6) Liens incurred in the ordinary course of business of Moog or any Restricted Subsidiary of Moog with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement; and

(8) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien covers only the assets that secure the Indebtedness being refinanced.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Moog or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Moog or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or such Note Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing

Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5) such Permitted Refinancing Indebtedness is incurred either by Moog or by the Restricted Subsidiary that is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

      “Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Rating Services and its successors.

      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Supplemental Plan” means, collectively, the Moog Inc. Supplemental Retirement Plan and the Moog Inc. Supplemental Retirement Plan Trust, in each case, as in effect on the Issue Date or as may be amended from time to time with the approval of a majority of the disinterested members of the Board of Directors.

      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to                     , 2010; provided, however, that if the then remaining term of the Notes to                     , 2010 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that, if the then remaining

term of the Notes to                     , 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Unrestricted Subsidiary” means any Subsidiary of Moog that is designated by the Board of Directors of Moog, as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

      “U.S. Government Obligations” means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes by an initial beneficial owner of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes.

      In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to initial holders who purchase the notes for cash at the original offering price and who hold the notes as capital assets (generally for investment purposes). If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This summary does not consider any tax consequences arising under United States federal gift and estate taxes (except to the limited extent set forth below under “Non-United States Holders”) or under the laws of any foreign, state, local or other jurisdiction.

      Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders

      You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Interest on the Notes

      You will generally be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

      You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive for the note, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in gross income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. Under current United States federal income tax law, net long-term capital gains of non-corporate United States holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

      Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, notes held by you, and backup withholding (currently at a rate of 28%) may apply unless you provide your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.

Consequences to Non-U.S. Holders

      You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes that is neither a U.S. holder nor a partnership or other pass through entity for U.S. federal income tax purposes.

Interest on the Notes

      Payments of interest on the notes generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of stock entitled to vote; and

•	you are not a “controlled foreign corporation” that is related to us.

      The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent certifying under penalty of perjury that you are not a U.S. person. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See “— Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of Notes

      You generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

Income or Gain Effectively Connected with a U.S. Trade or Business

      If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and in the case of an applicable treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) also may be subject to a an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

U.S. Federal Estate Tax

      If you are an individual and qualify for the portfolio interest exemption under the rules described above, the notes held or treated as held by you will not be included in your estate for U.S. federal estate tax purposes, unless the income on the notes is, at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

      Payments to non-U.S. holders of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

      Backup withholding tax generally will not apply to payments of interest and principal on a note to a non-U.S. holder if certification such as an IRS Form W-8BEN described in “— Consequences to Non-U.S. Holders — Interest on the Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

      Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

      Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not intended as tax advice to any particular investor. Each prospective investor should consult its own tax advisor regarding its particular situation and the federal, state, local and foreign tax consequences of purchasing, holding and disposing of the notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

      We are offering the notes described in this prospectus supplement through Banc of America Securities LLC, as underwriter. We have entered into an underwriting agreement with Banc of America Securities LLC. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to Banc of America Securities LLC, and Banc of America Securities LLC has agreed to purchase, the notes.

      The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions, and that the underwriter is committed to take and pay for all of the notes, if any are taken. The underwriter will sell the notes to the public when and if it buys the notes from us.

      Notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price of up to      % of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriter may change the offering price and the other selling terms. The notes are offered subject to a number of conditions, including:

•	receipt and acceptance of the notes by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.

      The underwriter has agreed to purchase the notes from us at      % of their principal amount for total proceeds to us of $          or $          for each $1,000 principal amount of notes, before deducting expenses.

      We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $1.2 million.

      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriter that it intends to make a market in the notes, but it is not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes.

      In connection with the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may over-allot the offering, creating a syndicate short position. The underwriter may bid for and purchase the notes in the open market to cover syndicate short positions. In addition, the underwriter may bid for and purchase the notes in the open market to stabilize the price of the notes. Such transactions may include stabilization transactions, effected in accordance with Rule 104 of Regulation M promulgated under the Securities Act, pursuant to which such persons may bid for or purchase notes for the purpose of stabilizing their market price. In addition, the underwriter may impose “penalty bids” under contractual arrangements whereby it may reclaim from dealers participating in the offering for the account of the underwriter, the selling concession with respect to the notes that are distributed in the offering but subsequently purchased for the account of the underwriter in the open market. These activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in these activities and may end these activities at any time.

      We have agreed to indemnify the underwriter and its controlling persons against certain liabilities in connection with the offering, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect thereof.

      The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees. Affiliates of the underwriter are lenders under our bank credit facility, which is expected to be repaid with the proceeds of this offering.

      Because it is expected that more than 10% of the net proceeds of this offering may be paid to affiliates of the underwriter, the offering is being conducted in accordance with Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD. The rules of the NASD provide that no NASD member shall participate in such an offering unless the yield at which a debt issue is to be distributed to the public is established by a “qualified independent underwriter”, or QIU, meeting certain standards in accordance with the NASD’s rules. In accordance with this requirement, Lazard Frères & Co. LLC has assumed the responsibilities of acting as QIU and has recommended a minimum yield to maturity of the notes in compliance with the requirements of the NASD’s rules. In connection with the offering, Lazard Frères & Co. LLC has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement.

LEGAL MATTERS

      The validity of the notes offered by this prospectus supplement and accompanying prospectus will be passed upon for us by Hodgson Russ LLP, Buffalo, New York. John B. Drenning, the corporate secretary and a shareholder of Moog, is a partner in Hodgson Russ LLP. Certain legal matters in connection with the offering will be passed upon for the underwriter by Shearman & Sterling LLP, New York, New York.

EXPERTS

      The consolidated financial statements of Moog Inc. and subsidiaries as of September 25, 2004 and September 27, 2003 and for the years then ended, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, and, for the one-year period ended September 28, 2002, by KPMG LLP and PricewaterhouseCoopers GmbH, independent registered public accounting firms, as set forth in their respective reports thereon incorporated by reference herein, and are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Prospectus

$150,000,000

MOOG INC.

Debt Securities

        This prospectus provides you with a general description of debt securities in an aggregate amount not to exceed $150,000,000 that we may offer from time to time. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of the sale and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

      We may offer the debt securities in amounts, at prices and on terms determined by market conditions at the time of the offering. We may sell debt securities through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the debt securities, we will name them and describe their compensation in a prospectus supplement.

      Investing in our debt securities involves risks, which we will describe in supplements to this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 13, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we, Moog Inc., filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell debt securities, in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the information described under the heading “Where You Can Find More Information” directly below. In addition, a number of the documents and agreements that we refer to or summarize in this prospectus have been filed with the SEC as exhibits to the registration statement. Before you invest in any of our debt securities, you should read the relevant documents and agreements.

      References to “Moog” refer to Moog Inc. Unless the context otherwise requires, references to “we,” “us” or “our” refer collectively to Moog Inc. and its subsidiaries.

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the debt securities described in this prospectus or in any prospectus supplement in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, or any document incorporated by reference in this prospectus and the applicable prospectus supplement, is accurate as of any date other than their respective dates. There may have been changes in our affairs since such date.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

      The SEC allows us to “incorporate by reference” in this prospectus the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or any prospectus supplement.

      We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we, or our agents, sell all of the securities that may be offered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended September 27, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as amended by a Form 10-Q/ A filed August 2, 2004;

•	Our Current Report on Form 8-K/ A filed December 12, 2003, as amended by a Form 8-K/ A2 filed August 6, 2004;

•	Our Current Reports on Form 8-K filed January 14, 2004 and January 15, 2004;

•	Our Current Report on Form 8-K filed May 19, 2004, as amended by a Form 8-K/ A filed May 20, 2004; and

•	Exhibits 99.1 and 99.2 to our Registration Statement on Form S-3 filed on March 17, 2004.

      You may request a copy of these documents, at no cost to you, by writing or telephoning us at the following address:

Moog Inc.

Seneca St. at Jamison Rd.
Corporate Offices
East Aurora, NY 14052
Attention: Investor Relations
(716) 652-2000

      Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus or any prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

FORWARD-LOOKING STATEMENTS

      We believe that some of the information contained or incorporated by reference in this prospectus constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “predict,” “potential,” “continue,” “project,” “outlook,” “forecast,” “presume,” “assume” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. These statements are only predictions, are subject to a wide range of risks, and actual results may differ materially. In evaluating these statements, you should specifically consider the risks outlined in the “Risk Factors” section of this prospectus.

MOOG INC.

      Moog is a leading worldwide designer and manufacturer of high performance precision motion control products and systems for aerospace and industrial markets. Our precision motion controls are used in military and commercial aircraft flight control, satellite positioning, steering launch vehicles and missiles, and in a wide variety of industrial applications, including injection molding machines, medical equipment, motion simulators and power-generating turbines. Our global base of customers includes large original equipment manufacturers, such as the Boeing Company, Lockheed Martin Corporation and General Dynamics Corporation, a diverse base of industrial and medical machine manufacturers, along with the U.S. and foreign governments. We design and manufacture our precision controls within four operating segments: Aircraft Controls, Space Controls, Industrial Controls and Components. Our Components segment consists of the business of the former Poly-Scientific division of Litton Industries, Inc., acquired by Moog on September 30, 2003, which was early in our 2004 fiscal year.

      We have an excellent reputation in the markets we serve based on our strong engineering and design capabilities, and product reliability. We maintain close customer relationships which allow us to evaluate their precision control requirements and identify new business opportunities. Our precision control products include servovalves, servoactuators, motors and slip rings that control the position, velocity or force of moving objects with accuracy that can be measured in millionths of an inch. These products are extremely accurate, responding to commands in as little as thousandths of a second and as frequently as one hundred times a second.

      Since our founding in 1951, our focus has been to design solutions to our customers’ complex motion control requirements. The technology behind our products originated from our involvement on various missile programs and NASA space missions in the 1950’s and 1960’s. We have adapted our technologies to product applications in aircraft and industrial markets. Our products have been used in almost every U.S. military and commercial aircraft, along with numerous foreign military aircraft. Today, our products are on the F-15 Eagle, F-16 Falcon, F/ A 18 C/ D Hornet, B-2 Stealth Bomber, the Boeing 7 Series and Airbus aircraft. We also supply flight controls for newer aircraft such as the F/ A-18 E/ F Super Hornet, the V-22 Osprey tiltrotor, the F-35 Joint Strike Fighter, and various business jets. We supply steering controls for strategic and tactical missiles programs, the Space Shuttle, geosynchronous satellites and various launch vehicles. In industrial and medical markets, our products are found on a wide range of applications with demanding control or data transmission requirements.

      The markets we serve provide substantial opportunity for aftermarket sales. Aftermarket sales of spares, replacement parts and repair and overhaul services were 22.6% of our total fiscal 2003 sales. The high technological content of our products and our reputation for reliability encourages customers and end-users to use our routine repair and maintenance services. We provide product support to our military customers, most major commercial airlines and our industrial customers.

RISK FACTORS

      A prospectus supplement applicable to any debt securities that we may offer will contain a discussion of the risks applicable to an investment in those debt securities. Prior to making a decision about investing in our debt securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus, and any prospectus supplement, is a part.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Six Months Ended
March 31,		Fiscal Year

2004	2003	2003	2002	2001	2000	1999

5.4	3.0	3.6	2.7	2.1	2.0	2.1

      For these ratios, “earnings” consist of pre-tax income from continuing operations before fixed charges.

      For these ratios, “fixed charges” consist of:

•	interest on all indebtedness;

•	amortization of capitalized expenses related to debt; and

•	an interest factor attributable to rentals.

USE OF PROCEEDS

      Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the debt securities offered hereby for general corporate purposes, which may include working capital, financing the acquisition of complementary businesses, capital expenditures and the repayment of debt obligations. Further details relating to the use of the net proceeds of any of the debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

      If we issue any debt securities offered by this prospectus and any accompanying prospectus supplement we will issue them under an indenture to be entered into by us and                     , as trustee. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the proposed form of indenture as an exhibit to the registration statement in which this prospectus is included. We may use another indenture for a series of debt securities and, if we do so, we will provide details in a prospectus supplement. We will file the form of any other indenture with the SEC at the time we use it. Each indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

      We may offer under this prospectus up to $150,000,000 aggregate principal amount of debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $150,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of Moog and will rank equally with all of our other unsecured indebtedness.

      The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

General

      We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. The indenture does not limit the aggregate amount of debt securities that may be issued. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. To review the terms of a series of debt securities, you must refer to both the prospectus supplement for the particular series and, if applicable, to the description of debt securities in this prospectus.

      The prospectus supplement will set forth the terms of the debt securities in respect of which this prospectus is delivered, including:

(1) the title and series designation;

(2) the issue price or prices (expressed as a percentage of the aggregate principal amount thereof);

(3) any limit on the aggregate principal amount;

(4) the date or dates on which principal is payable;

(5) the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine the rate or rates;

(6) the date or dates from which the interest, if any, will be payable and any regular record date for the interest payable;

(7) the place or places where principal and, if applicable, premium and interest, is payable;

(8) the terms and conditions upon which Moog may, or the holders may require Moog to, redeem or repurchase the debt securities;

(9) the denominations in which the debt securities may be issuable, if other than denominations of $1,000 or any integral multiple thereof;

(10) whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

(11) the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

(12) the currency of denomination of the debt securities;

(13) the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

(14) if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to these payments will be determined;

(15) if amounts of principal and, if applicable, premium and interest may be determined (a) by reference to an index based on a currency or currencies other than the currency of denomination or designation or (b) by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which these amounts will be determined;

(16) the provisions, if any, relating to any security provided for the debt securities;

(17) any addition to or change in the covenants described in this prospectus or in the indenture;

(18) any addition to or change in the events of default and any change in the right of the trustee or the holders to accelerate, if not otherwise described under “Events of Default”;

(19) any other terms, which may modify or delete any provision of the indenture insofar as it applies to that series;

(20) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

(21) the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Moog;

(22) additional provisions, if any, relating to the defeasance of debt securities;

(23) provisions relating to any guarantee of debt securities; and

(24) any other terms of the debt securities.

      We will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of debt securities and issue additional debt securities of that series in an aggregate principal amount to be determined by us, unless the reopening was restricted when the series was created. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class unless otherwise described in the applicable prospectus supplement.

      We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of the debt securities in accordance to the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount securities or debt securities in bearer form, we will describe United States federal income tax considerations and other special considerations that apply to the debt securities in the applicable prospectus supplement.

      We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

      We may issue debt securities that will be represented by either:

(1) “book-entry securities,” which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

(2) “certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

      We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities. Except as set forth under “— Global Debt Securities and Book Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

      If you hold certificated debt securities that have been offered by this prospectus, you may transfer or exchange them at the trustee’s office or at the paying agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

      You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on your certificated debt securities only by surrendering the certificate representing your certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Debt Securities and Book Entry System

      The Depository Trust Company, as depository, has indicated that it would follow the procedures described below to book-entry debt securities.

      Only participants that have accounts with the depository for the related global debt security or persons that hold interests through these participants may own beneficial interests in book-entry debt securities. Upon the issuance of a global debt security, the depository will credit, on its book-entry registration and transfer system, each participants’ account with the principal amount of the book-entry debt securities represented by the global debt security that is beneficially owned by that participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depository for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry debt securities.

      So long as the depository for a global debt security, or its nominee, is the registered owner of the global debt security, the depository or its nominee will be considered the sole owner or holder of the book-entry debt securities represented by the global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have these securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing these securities and will not be considered the owners or holders of these securities under the indenture. Accordingly, each person who beneficially owns book-entry debt securities and desires to exercise their rights as a holder under the indenture, must rely on the procedures of the depository for the related global debt security and, if this person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise such rights.

      We understand, however, that under existing industry practice, the depository will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities. Moog and its agents, the trustee, and any of its agents, will treat as the holder of a debt security the persons specified in a written statement of the depository with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture.

      Payments of principal and, if applicable, premium and interest, on book-entry debt securities will be made to the depository or its nominee, as the case may be, as the registered holder of the related global debt security. Moog and its agents, the trustee, and any of its agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that the depository, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the amounts of book-entry debt securities held by each participant as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through these participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participants.

      If the depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor depository. If we do not appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue certificated debt securities in exchange for each global debt security. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities. In that case, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in the name or names that the depository instructs the trustee. We expect that these instructions will be based upon directions received by the depository from participants.

      We obtained the information in this section concerning the depository and the depository’s book-entry system from sources we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

No Protection in the Event of Change of Control

      The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Moog or a highly leveraged transaction. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

      Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

      We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless (among other conditions which may be specified in the prospectus supplement):

(1) if we are not the surviving person, the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations under the debt securities and the indenture, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

(2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

      Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

(1) we fail to pay any principal of, or premium, if any, on the debt securities when it becomes due;

(2) we fail to pay any interest on the debt securities within 30 days after it becomes due;

(3) we fail to observe or perform any other covenant in the debt securities or the indenture for 90 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

(4) certain events occur involving bankruptcy, insolvency or reorganization of Moog or any of our significant subsidiaries.

      Holders of debt securities of a series may not enforce the indenture or the debt securities except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal or premium, if any, or interest on the debt securities of that series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

      If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities.

      If this happens, the entire principal amount of all the outstanding debt securities of that series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after an acceleration, but before a judgment or decree based on the acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul the acceleration if (1) all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) the rescission would not conflict with any judgment or decree.

      If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

      The holders of a majority in principal amount of the outstanding debt securities of a series shall have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series (except a default or event of default relating to the payment of principal, interest or premium on such debt securities) and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of debt securities of the relevant series not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of debt securities of such series.

      No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

(1) the holder gives to the trustee written notice of a continuing event of default;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request and offer reasonable indemnity to the trustee to institute proceeding as a trustee;

(3) the trustee fails to institute proceedings within 60 days of the request; and

(4) the holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with their request during the 60-day period.

      However, these limitations do not apply to a suit instituted by any holder for payment on debt securities of any series on or after the due dates expressed in the debt securities.

Modification and Waiver

      From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

(1) to provide for an assumption of all of our obligations under the indenture and the debt securities by the surviving entity following a merger or consolidation or sale of substantially all of the assets of Moog permitted under the indenture;

(2) to provide for uncertificated debt securities in addition to certificated debt securities;

(3) to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

(4) to cure any ambiguity, defect or inconsistency, or make any other change that would provide additional rights or benefits to, or does not adversely affect the rights of, any holder of the debt securities;

(5) to issue and establish the form and terms and conditions of the debt securities; and

(6) to appoint a successor trustee under the indenture with respect to one or more series of the debt securities.

      From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities, amend or supplement the indenture or the debt securities, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities; but without the consent of each holder affected by the action, we may not modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to (among other actions which may be specified in the prospectus supplement):

(1) reduce the principal amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or the debt security;

(2) reduce the rate of or change the time for payment of interest;

(3) reduce the principal of or premium on the debt securities or change the stated maturity of the debt securities;

(4) make any debt security payable in money other than that stated in the debt security;

(5) change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no redemption of this type may be made;

(6) waive a default or event of default on the payment of the principal of, or interest or premium, if any, on the debt securities (except a rescission of acceleration of such debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of payment default that resulted from such acceleration);

(7) take any other action otherwise prohibited by the indenture to be taken without the consent of each holder by affected that action;

(8) waive a redemption payment or change any of the provisions with respect to redemption; or

(9) make any change in the preceding amendment and waiver provisions.

Defeasance and Discharge of Debt Securities and Certain Covenants in Certain Circumstances

      The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

(1) to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

(a) the rights of holders of outstanding debt securities to receive payment of principal of, or interest and premium, if any, on such debt securities when such payments are due from the trust described below;

(b) to register the transfer or exchange of the debt securities;

(c) to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(d) the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith;

(e) to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

(f) in respect of the legal defeasance provisions set forth in the indenture.

(2) to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable prospectus supplement (which release is referred to as “covenant defeasance”).

      In order to exercise either defeasance option, we must irrevocably deposit with the trustee or other qualifying trustee, in trust for this purpose, cash or U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below), or a combination thereof, which in the opinion of a nationally recognized firm of independent public accountants, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture and we must specify whether such debt securities are being defeased to maturity or a particular redemption date.

In addition, defeasance may be effected only if, among other things:

(1) in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that the creation of the defeasance does not violate the Investment Company Act of 1940;

(2) in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes solely as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

(4) certain other conditions in the indenture are satisfied.

      If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of that series at the time of acceleration. We will, however, remain liable in respect of these payments.

      The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

      The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued the currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

      We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

      If the trustee becomes a creditor of Moog under the debt securities, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

PLAN OF DISTRIBUTION

      We may sell the debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

      The prospectus supplement with respect to each series of debt securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters or agents compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

      If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      The debt securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

      Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any debt securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of debt securities, if any are purchased.

      Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

      A series of debt securities may be a new issue of securities and will have no established trading market. The securities may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

      We may sell the debt securities as soon as practicable after the effectiveness of our registration statement, provided favorable market conditions exist. Any underwriter or agent involved in the offer or sale of securities will be named in the applicable prospectus supplement.

LEGAL MATTERS

      Unless otherwise indicated in the applicable prospectus supplement, Hodgson Russ LLP, Buffalo, New York will provide us with an opinion regarding the validity of the debt securities offered hereby. John Drenning, our Corporate Secretary, is a partner in Hodgson Russ LLP.

EXPERTS

      The consolidated financial statements of Moog Inc. and subsidiaries as of September 27, 2003 and for the year then ended, incorporated by reference in the registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, and as of September 28, 2002, and for each of the two years in the period ended September 28, 2002, by KPMG LLP and PricewaterhouseCoopers, independent registered public accounting firms, as set forth in their respective reports thereon incorporated by reference herein, and are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

      The financial statements of Poly-Scientific (a Unit of Northrop Grumman Corporation) as of and for the year ended December 31, 2002, incorporated by reference in this prospectus from Moog’s Current Report on Form 8-K/ A filed December 12, 2003, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      [On the inside back cover page of the prospectus supplement appears pictures of Moog’s products which are used in industrial applications, specifically pictures of an injection molding machine, under which appears the caption “Netstal Plastic Injection Molding Machine,” and three flight simulators, under which appears the caption “Flight School XXI Flight Simulators.”]

$120,000,000

Moog Inc.

       % Senior Subordinated Notes due 2015

Preliminary Prospectus Supplement

                    , 2005

Banc of America Securities LLC